UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Exchange Act of 1934 (Amendment No. 1)

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Parsons Corporation

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Explanatory Note:

This Amendment No. 1 to the definitive proxy statement for the 2021 Annual Meeting of Stockholders that was filed with the Securities and Exchange Commission on March 10, 2021 (the “Original Filing”) amends and restates the Original Filing to correct html rendering errors with images in the “Board Committees” chart and “Executive Ownership Guidelines” chart in the Original Filing. In the Original Filing, the Company reported stock ownership requirements for executive officers of 55x Annual Base Salary for CEO and 33x Annual Base Salary for Other Executive Officers. This Amendment No. 1 corrects that error and reports the correct amounts of 5x and 3x.

This error does not appear in the copy of the definitive proxy statement sent to stockholders.

Notice of 2021

Annual Meeting

of Stockholders

and Proxy Statement

April 20, 2021

Parsons Corporation

5875 Trinity Parkway #300

Centreville, Virginia 20120

To Our Fellow Shareholders:

2020 will be a year none of us will soon forget between the global pandemic, political and social unrest, widespread cyber-attacks, and an election that was unique to say the least. Our hearts go out to those who have suffered, and we all look forward to a brighter 2021.

Parsons had an outstanding 2020 in spite of these events. Our strategy to focus on well-funded markets with higher technology content is creating a resilient and more profitable business model that creates strong cash flows in the process. We are investing in and creating a portfolio of solutions that comprise hardware and software products and associated services to create differentiation in the market. This enabled us to achieve strong 2020 financial results, complete a strategic acquisition in the high-growth space market, and deliver on our customers’ missions.

For the year, we achieved record profitability and cash flow, acquired Braxton Science and Technology Group, and won large contracts. In addition, we were recognized for our ethics and IT leadership, as well as our employee-friendly practices. I am proud of our employees’ performance and the way they represent Parsons.

We ended 2020 with revenue within 1% of guidance, net income of nearly $100 million, and records for adjusted EBITDA, adjusted EBITDA margin, and cash flow (See “Company Performance Highlights” for a definition of adjusted EBITDA). We delivered net income margin of 2.5% and expanded adjusted EBITDA margins by 180 basis points over the past two years. We also exceeded the high end of our cash flow guidance and maintained our healthy balance sheet.

However, we were not completely immune from the items mentioned in my opening paragraph. In terms of revenue, we were less than one percentage point below the low end of our 2020 guidance range and would have exceeded the high end of the range were it not for approximately $200 million of contract work deferred as a result of the COVID-19 pandemic.

In terms of other key metrics, we maintained our solid backlog, which stands at two times our 2020 annual revenue, and our new contract bookings were 7% above our annual revenue, a strong indicator of future growth.  In addition, we won large new contracts in both operating segments, which was driven by our investments in our technology, people, and recent acquisitions.

Key contract wins in 2020 included:

•	$1.2 billion Valley Line West Light Rail Transit project for the City of Edmonton, in Alberta, Canada
•	$224 million extension to the Riyadh Metro project, which is the largest ongoing metro project in the world

•	$307 million and $180 million contracts for classified work with classified customers
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$51 million contract employing Parsons’ ZEUS™ directed-energy system, which can target at more than 300 meters and has enough power to detonate cluster bombs, land mines, and general-purpose bombs. This is the first DoD ground-based laser system placed into production.

Successfully Executing Acquisition Strategy While Maintaining Strong Balance Sheet

Late in the year, we acquired Braxton, which reinforces our position in the rapidly expanding space market and underscores our disciplined approach to M&A. We strive to acquire companies that operate in specific high-priority and high-growth markets. We also like to acquire companies that we’ve worked with in the past, that have a strong reputation in the market, and that benefit from our scale and broader set of capabilities. Braxton perfectly aligns with this aspect of our M&A strategy. In addition, we ensure our M&A candidate companies have great technology, exceptional management teams, and are a strong fit with our agile and innovative culture. Braxton also meets these objectives.

Braxton exceeded all of our major financial criteria, as well, with revenue growth and adjusted EBITDA margins above 10%, and is accretive. Braxton enhances our margin and revenue growth profile and further strengthens our strategy to win large prime contracts within the DoD and intelligence communities.

Our disciplined M&A approach and robust cash flow enabled us to maintain our strong balance sheet. We generated cash flow of $289 million for the year and ended 2020 with a net leverage ratio of approximately 0.3x. Our low leverage and over $500 million of undrawn revolver capacity, will enable us to continue to make strategic investments in accretive acquisitions, R&D, our people, and our culture.

Doing the Right Thing

In addition to successfully executing on our strategy, Parsons has a longstanding commitment to integrity, diversity and inclusion, and doing the right thing. These are two of our core values as an organization. We are a smarter and stronger company when we all work together. Attention to environment, social, and governance (ESG) excellence remains a critical component of our culture and ability to drive shareholder value. In 2020, we took steps to elevate our ESG work, which began at the Board level. The Corporate Governance and Responsibility Committee took on the additional oversight of economic, environmental, and social topics and was renamed the Corporate Governance and Responsibility Committee. We felt this was an important step to reinforce our commitment to delivering a better world.

We also have a culture of continuous improvement, which includes revising and updating our Code of Conduct and human rights policies, modifying and streamlining our supplier diversity process, extending our sustainability practices, and supporting our employees and their well-being. In addition, we have invested in our communities through our employee-driven Parsons Gives Back program. Even with the limitations of a global pandemic, our teams rose to the challenge and found new and innovative ways to give back to communities, including blood donations, support for schools going online, clean-up efforts, homeless outreach and food donations, and supporting US military veterans and their families, just to name a few.

We are also proud of the various awards and recognition we received in 2020, including:

•	Ethisphere Institute recognition in 2020 as one of the World’s Most Ethical Companies for the eleventh year in a row
•	Forbes recognition as one of the World’s Best Employers
•	A top employer for minority groups, women, and people with disabilities working in science, technology, engineering, and math careers
•	Honored by the Virginia Department for the Blind and Vision Impaired for excellence in access for disabled persons
•	Named a Best for Vets Employer – 2020 by Military Times, as one of the country's best employers and organizations with military-connected employment programs, benefits, and support efforts
•	Named to the CIO 100 list of the world's most innovative companies

Looking Forward

2020 was another successful year, producing record results for adjusted EBITDA, margins, and cash flow in spite of headwinds, primarily from COVID. We also successfully delivered on our customers’ critical missions and executed our growth strategy, while maintaining a strong balance sheet to support additional investments in organic growth and acquisitions. We are excited about our future and confident our diversified portfolio is aligned with the Biden Administration’s priorities for national defense, infrastructure, and environmental initiatives.

In closing, I want to thank our employees, shareholders and customers for their continued loyalty and dedication. Without your support, we could not have achieved our goals, and together we will continue to drive future shareholder value as we collectively deliver a better world.

/s/ Charles H. Harrington

Charles H. Harrington

Chairman/CEO

NOTICE OF PARSON’S CORPORATION 2021 ANNUAL MEETING OF STOCKHOLDERS

Time and Date:	9:00 a.m. (EDT), April 20, 2021

Place:	Virtual Meeting accessible via: www.virtualshareholdermeeting.com/PSN2021.

Agenda:	1. The election of four director nominees named in the proxy statement;

2. The ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the Company’s fiscal year 2021;

3. A non-binding advisory vote on the compensation program for the Company’s named executive officers, as disclosed in the Compensation Discussion and Analysis section of the proxy statement; and

4. The transaction of any business that may be properly brought before the annual meeting.

The Board of Directors recommends that you vote FOR Proposals 1, 2, and 3.

Record Date:	Only holders of record of the Company’s common stock on February 19, 2021 will be entitled to vote at the annual meeting.

Date of Distribution:	This proxy statement and the accompanying materials are being mailed to stockholders on or about March 10, 2021.

Proxy Voting:

Your vote is important. Whether or not you plan to attend the annual meeting, you may access electronic voting via the Internet or the automated telephone voting feature, both of which are described on your enclosed proxy card, or you may sign, date, and return the proxy card in the envelope provided. If you plan to attend the annual meeting, you may vote in person.

On Behalf of the Board of Directors,

/s/ Michael R. Kolloway

Michael R. Kolloway

Chief Legal Officer and Secretary

March 10, 2021

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on April 20, 2021: This Notice of Annual Meeting and Proxy Statement and our 2020 Annual Report are available at www.parsons.com.

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OTHER BUSINESS	66

IMPORTANT INFORMATION ABOUT ANNUAL MEETING AND PROXY PROCEDURES	66

Appendix A: Reconciliation of Non-GAAP Metrics	A-1

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PROXY STATEMENT SUMMARY

This summary highlights certain information contained elsewhere in this proxy statement. The summary does not contain all of the information that you should consider, and you should review our Annual Report on Form 10-K for the year ended December 31, 2020 and the entire proxy statement carefully before voting.

Unless the context otherwise requires, (i) the terms “Parsons,” “the Company,” “we,” “us” and “our” refer to Parsons Corporation and its consolidated subsidiaries, (ii) “our Board” or “the Board” means the Board of Directors of the Company; (iii) “stockholder” means holders of our common stock; and (iv) “you,” “your,” “yours,” or other words of similar import in this proxy statement refers to stockholders entitled to vote on the matters to be presented at the annual meeting.

2021 Annual Meeting of Stockholders

Date and Time:	April 20, 2021 at 9:00 a.m. EDT

Place:	Virtual Meeting (www.virtualshareholdermeeting.com/PSN2021)

Record date:	February 19, 2021

Admission:

Annual meeting admission is limited to our registered and beneficial stockholders as of the record date and persons holding valid proxies from stockholders. Admission to our annual meeting requires proof of your stock ownership as of the record date, and valid, government-issued identification. See “Important Information about Annual Meeting and Proxy Procedures” in this proxy for additional information.

Voting Matters and Board Recommendations

Stockholders are being asked to vote on the following matters at the 2021 Annual Meeting of Stockholders:

Proposal	Description	Board’s Voting Recommendation	Page Reference

No. 1	Election of four Director nominees	FOR each nominee	6

No. 2	Ratification of appointment of PricewaterhouseCoopers LLP (“PwC”) as the Company’s independent registered accounting firm for fiscal year 2021	FOR	64

No. 3	A non-binding advisory vote on the compensation program for the Company’s named executive officers, as disclosed in the Compensation Discussion and Analysis (“CD&A”) of the proxy statement	FOR	65

How to Vote

Stockholders as of the record date may vote in person at the meeting or vote in advance by submitting a proxy by Internet, telephone, or mail as follows:

•	In person by attending the Annual Meeting and following the instructions provided in the Notice;
•	Via the Internet by following the instructions provided in the Notice;
•	If you request printed copies of the proxy materials by mail, by filling out the proxy card included with the materials; or
•	By calling the toll-free number found on the proxy card or the Notice

Company Performance and 2020 Highlights

We are very proud of our accomplishments in 2020:

•	Revenue of $3.9 billion, which includes $200 million of adverse impact from COVID-19
•	Net income of approximately $99 million
•	Adjusted earnings before interest, taxes, depreciation and amortization (“EBITDA”) of $343 million
•	Adjusted EBITDA margin expanded of 8.7%
•	Cash flow from operating activities of $289 million
•	Completed one significant Federal Solutions acquisition: Braxton Science & Technology Group
•	Won large contracts in growing and enduring markets
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Achieved notable recognition as an employer of choice from military/veterans, diversity, and other groups and achieved several notable highlights as shown in the environment, social, governance (ESG) and corporate citizen highlights throughout the document

•	Moved 90% of our workforce to safely and efficiently serve our customers

We calculate adjusted EBITDA as net income attributable to Parsons Corporation, adjusted to include net income attributable to noncontrolling interests and to exclude interest expense (net of interest income), provision for income taxes, depreciation and amortization and certain other items that we do not consider in our evaluation of ongoing operating performance. These other items include, among other things, impairment of goodwill, intangible and other assets, interest and other expenses recognized on litigation matters, amortization of deferred gain resulting from sale-leaseback transactions, expenses incurred in connection with acquisitions and other non-recurring transaction costs, equity-based compensation, and expenses related to our corporate restructuring initiatives. EBITDA and adjusted EBITDA are non-GAAP metrics, and we include a reconciliation of both EBITDA and adjusted EBITDA to net income for fiscal years 2019 and 2020 as Appendix A. It is an important component of our compensation programs described in this proxy statement.

Our Board of Directors

This year’s Board nominees include four current Class II Directors—Mark K. Holdsworth, Steven F. Leer, M. Christian Mitchell, and David C. Wajsgras. Each nominee is listed below along with the continuing Directors, and you can find additional information under “Proposal 1: Election of Directors” beginning on page 6.

Corporate Governance Highlights

•	Nine of our current eleven Directors are independent and the Audit and Risk, Compensation, and Corporate Governance and Responsibility Committees are 100% independent.
•	Our Board of Directors reflects diversity in gender (three females), ethnicity, experience, qualifications, attributes, and skills.
•	The Board undertakes an annual evaluation of its performance and each Committee of the Board undertakes an annual evaluation of the Committee’s performance and of the adequacy of its charter.
•	The Board of Directors holds regular executive sessions of non-management Directors.
•	The Board of Directors conducts an annual discussion on management and level 2 leadership succession planning.
•	Our investor relations team and management regularly engage with current and potential investors.
•	Parsons has implemented executive officer and director stock ownership guidelines.
•	Addition of responsibilities for the Corporate Governance and Responsibility Committee to include environment, social, and governance topics.

•	During fiscal 2020, no director attended fewer than 75% of the aggregate of meetings of the Board of Directors and/or the Committees on which they served.

Executive Compensation Highlights

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Together with our Compensation Committee, we are committed to designing a compensation program that aligns the interests of our executives with the long-term interests of our stockholders. We continuously seek to evolve our approach and stay connected with the views of our stockholders.

•

Our executive compensation programs and policies are intended to support the development of a strong executive team provided with appropriate incentives that support our business strategy and values, build and retain top talent and address different risks associated with compensation. We strive to provide a total compensation package that fairly and equitably rewards our senior leadership as a team and as individuals, from each of whom we expect superior performance.

•

We have designed our executive pay programs to reward executives for positive company performance and align their interests with those of our stockholders by having a significant portion of compensation composed of performance-based or “at-risk” compensation. We provide an appropriate balance of short- and long-term compensation, with payouts based on the Company’s achievement of certain objective financial metrics and specific business area objectives. We have structured our short-term incentive opportunities to focus on the achievement of specific annual financial objectives that will further our longer-term growth objectives. We use our long-term incentive compensation to provide incentives for our executive officers to focus on the growth of our overall enterprise value and, correspondingly, to create value for our employee beneficial stockholders.

•

In designing and implementing our executive compensation programs, we follow practices that promote good governance and serve the interests of our stockholders, with maximum payout caps for annual cash incentives and long-term performance awards.

•	For more details on our compensation program, please see our discussion in the CD&A section of this proxy.

Corporate Citizenship Highlights

We are committed to being a good corporate citizen with an Environment, Social and Governance (“ESG”) ethos focused on our corporate quest to Deliver a Better World through disruptive technology solutions. We take great pride in our human capital management, including building a diverse work environment, supporting lifelong employee learning, and contributing to charitable and community causes through our Parsons Gives Back Program. Our Parsons Gives Back efforts are employee driven and focused on veteran/military, Educational/STEM Outreach, and Vibrant Communities causes. The Corporate Governance and Responsibility Committee of the Board oversees Parsons Corporation’s ESG efforts and receives regular reports from the Chief Corporate Affairs Officer.

•

We proudly support those actively serving our country, veterans of the armed forces, and military families. Parsons hosted the 13th Annual TAPS (Tragedy Assistance Program for Survivors) Golf Outing, and over the past 13 years, the event has raised more than $942,120. Despite the challenges of the COVID-19 pandemic, the event safely raised $111,120 this year alone.

•

The Defense Department recognized Parsons (Polaris Alpha®) with the James S. Cogswell Industrial Security Achievement Award, which honors outstanding participation and compliance with the National Industrial Security Program.

•

Our 2020 Corporate Social Responsibility Report titled “Believe in Better” transparently documents our ESG efforts underpinned by our core values of Safety, Quality, Integrity, Diversity, Innovation, and Sustainability.   Our ESG website at parsons.com/care, “Cultivating a Responsible Enterprise”, provides a comprehensive description of our enterprise wide ESG strategy and efforts.

•

We received Nunn-Perry award, recognizing outstanding achievement in the Department of Defense (DoD) Mentor-Protégé Program, for our mentor-protégé agreement with a woman-owned, service-disabled veteran owned small business and Alabama State University.

•

Members of our IT team participated in a virtual coding marathon, 48 in 48. They had 48 hours to create a 10-page website for a non-profit organization. The Parsons’ team was matched with the Chicago Tap Theater, a non-profit dance theater that highlights the rich history and inclusivity of tap dance and offers classes to children who are deaf or hard of hearing.

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We were awarded by Ethisphere Institute as one of the World’s Most Ethical Companies for the 11th consecutive year. The World’s Most Ethical Companies assessment is based upon the Ethisphere Institute’s Ethics Quotient® (EQ) framework, which offers a quantitative way to assess a company’s performance in an objective, consistent and standardized manner. Scores are generated in five key categories: ethics and compliance program, culture of ethics, corporate citizenship and responsibility, governance and leadership and reputation.

•	2020 Annual Top 50 Employers List in STEM Workforce Diversity Magazine (5 years)
•	Employer Support of the Guard and Reserve (ESGR) Recognition
•	Annual Top 50 Employer Minority Engineer Magazine (8 years)
•	Annual Top 50 Employers Woman Engineer Magazine (2 years)
•	Recognized as a Military Friendly® Employer by Viqtory Media, publisher of G.I. Jobs and Military Spouse Magazine (5 years)
•	Forbes has recognized Parsons Corporation as one of the World’s Best Employers in 2020

PROPOSAL 1: ELECTION OF DIRECTORS

Board Structure

Our Board of Directors currently consists of eleven members. In accordance with our certificate of incorporation, our Board of Directors are divided into three classes with staggered three-year terms. At each annual meeting of stockholders after the initial classification, the successors to the Directors whose terms will then expire will be elected to serve from the time of election and qualification until the third annual meeting following their election. Our current Directors are divided among the three classes as follows:

•

The Class I Directors are Letitia A. Long, James F. McGovern, Harry T. McMahon and Carey A. Smith, and their terms will expire at the annual meeting of stockholders in 2023; provided, that Mr. McGovern’s term will end at the 2022 annual meeting of stockholders due to his reaching the corporation’s mandatory retirement age;

•	The Class II Directors are Mark K. Holdsworth, Steven F. Leer, M. Christian Mitchell and David C. Wajsgras, and their terms will expire at the 2021 annual meeting of stockholders; and

•

The Class III Directors are Charles L. Harrington, General Darren W. McDew (USAF, Ret.) and Major General Suzanne M. Vautrinot, USAF (ret), and their terms will expire at the annual meeting of stockholders to be held in 2022.

Any increase or decrease in the number of Directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the Directors. This classification of our Board of Directors may have the effect of delaying or preventing changes in control of our company.

Class II Election

The four nominees for election as Class II Directors are listed below. If elected, the nominees for election as Class II Directors will serve for a term of three years and until their successors are elected and qualify. Unless you instruct us on the proxy card to vote differently, we will vote signed, returned proxies FOR the election of such nominees. If for any reason any nominee cannot or will not serve as a Director, we may vote such proxies for the election of a substitute nominee designated by the Board.

Class II Nominees

To be elected in, a nominee must receive a plurality of the votes cast. The Corporate Governance and Responsibility Committee and the Board believe that each Class II Nominee brings a strong and diverse set of skills and experiences to the Company, including significant government, public company, financial, and strategic experience, that strengthen our Board’s independent leadership and effectiveness with respect to our business and long-term strategy. The Class II Nominees are as follows:

Mark K. Holdsworth (Class II) Age: 55 Director Since: 2006 Committees: • Corporate Governance & Responsibility • Executive

Mark K. Holdsworth joined our Board of Directors in 2006. Mr. Holdsworth is the founder and managing partner of The Holdsworth Group, LLC, (THG) which he founded in 2019. THG is a trusted capital partner, advisor, and curator of alternative investments for family offices and corporations worldwide. From 1999-2018, Mr. Holdsworth was a co-founder, managing partner and an operating partner of Tennenbaum Capital Partners, LLC (“TCP”), a Los Angeles-based private multi-strategy investment firm that was acquired by BlackRock, Inc. in August 2018, and he was a managing director at BlackRock until April 2019. Additionally, Mr. Holdsworth is the founder of Holdsworth & Co., LLC, a private family office and he is a director of RF Industries, Ltd. (NASDAQ: RFIL). Mr. Holdsworth has almost 20 years of board experience and specializes in active management oversight, strategy, M&A activity and complex financings. He has also served as a board member or board chairperson of several public and private companies in a variety of industries. Mr. Holdsworth earned a bachelor-of-arts degree from Pomona College, a bachelor-of-science degree from the California Institute of Technology and a master-of-business administration degree from Harvard Business School. We believe Mr. Holdsworth is qualified to serve on our Board due to his substantial business and corporate finance experience from key leadership positions in numerous public and private companies.

Steven F. Leer (Class II) Age: 68 Director Since: 2013 Committees: •Audit and Risk • Compensation •Executive

Steven F. Leer joined our Board of Directors in 2013. Mr. Leer is the former chairman of the board of directors of Arch Coal, Inc., a position he held from 2006 to April 2014. Mr. Leer served as director of Arch Coal, Inc. and its predecessor company from 1992 to 2014 and as chief executive officer from 1992 to 2012. In addition, he serves on the board of Norfolk Southern Corporation and served on the board of Cenovus Energy Inc. until January 1, 2020.  Mr. Leer is a former regent of the University of the Pacific, a former trustee of Washington University in St. Louis and previously served on the board of directors of USG Corporation. Mr. Leer earned a bachelor-of-science degree from the University of the Pacific and a master-of-business administration degree from Washington University’s Olin School of Business. We believe Mr. Leer is qualified to serve on our Board of Directors due to his management experience as an executive and director of various companies in the manufacturing, energy and transportation industries.

M. Christian Mitchell (Class II) Age: 66 Director Since: 2011 Committees: • Audit and Risk • Corporate Governance & Responsibility • Executive

M. Christian Mitchell joined our Board of Directors in 2012. Mr. Mitchell was national managing partner of Deloitte & Touche LLP’s mortgage banking and finance practice from 2001 to 2003. Before his position as national managing partner, his roles within Deloitte included regional managing partner for various practices. Mr. Mitchell currently serves as a director for Pacific Premier Bancorp, Inc., Stearns Holdings, LLC and Western Asset Mortgage Capital Corporation. In addition, since 2008 Mr. Mitchell has served as vice chairman of the board of directors of Marshall & Stevens. Mr. Mitchell also serves as chairman emeritus of the Pacific Southwest Chapter of the National Association of Corporate Directors (“NACD”) and served on the national board of directors of NACD from 2017 to 2019, when his three-year term expired. He is recognized by NACD as a Board Leadership Fellow and was named to the “100 Most Influential People in Corporate Governance” list by Directorship magazine in 2011 and 2012. Mr. Mitchell also serves on the board of directors of Huntington Hospital.  Mr. Mitchell earned a bachelor-of-science degree in accounting, summa cum laude, from the University of Alabama. We believe Mr. Mitchell is qualified to serve on our Board of Directors due to his substantial business, finance and accounting experience from his leadership positions in numerous public and private companies.

David C. Wajsgras (Class II) Age: 61 Director Since: 2020 Committees: • Audit and Risk • Compensation

David C. Wajsgras has 20 years of experience at the senior executive management level, providing operational, strategic and financial leadership in both commercial and defense industries.  He is a partner with Pine Island Capital Partners, a middle market private equity firm.  He previously served as president of the Intelligence, Information and Services (IIS) business at the former Raytheon Company, now part of Raytheon Technologies after the merger with United Technologies in April 2020. Under Mr. Wajsgras’ leadership, IIS drove digital transformation by challenging traditional defense industry software development tools, culture and process standards through the implementation of commercial software best practices. Mr. Wajsgras was named to Executive Mosaic’s Wash 100 list of top government contracting leaders for the past six years and was also selected as WashingtonExec’s Intel Industry Executive of the year in 2019 and Federal Computer Week’s Industry Eagle award winner in 2018. He joined Raytheon in 2006 as senior vice president and chief financial officer, successfully leading the company’s overall financial strategy for nine years.  We believe Mr. Wajsgras is qualified to serve on our Board of Directors due to his substantial business, finance and accounting experience from his leadership positions in numerous public and private companies.

The Board of Directors recommends a vote FOR each of the Class II nominees.

CONTINUING DIRECTORS

The seven Directors whose terms will continue after the annual meeting and will expire at the 2022 annual meeting (Class III) or the 2023 annual meeting (Class I) are listed below.

Charles L. Harrington (Class III) Age: 62 Director Since: 2008 Committees: • Executive

Charles L. Harrington was appointed our Chief Executive Officer in May 2008 and Chairman of our Board of Directors in November 2008. Mr. Harrington served as President of Parsons Corporation from 2009 to 2019. Before his appointment in 2006 as Executive Vice President, Chief Financial Officer and Treasurer of Parsons, Mr. Harrington was the founding President of one of our business units. Mr. Harrington also serves on the board of directors of the J.G. Boswell Company, where he chairs the compensation committee and serves on the audit committee. Further, he serves on several non-profit boards of directors, including the California Polytechnic State University San Luis Obispo Foundation board of directors. Mr. Harrington has also formerly served on the board of directors of AES Corporation and served as an audit chair for this publicly traded company and served on the boards of trustees for the California Science Center Foundation and the Blumenthal Performing Arts Center. Mr. Harrington received a bachelor-of-science in engineering from California Polytechnic State University and a master-of-business administration from the University of California, Los Angeles (UCLA) Anderson School of Management, attended the Advanced Management Program at the Fuqua School of Business at Duke University, and received the UCLA Anderson School board of directors Corporate Governance Certification.  Mr. Harrington has been recognized with numerous awards, including being inducted into the National Academy of Construction, the New York Building Congress Industry Recognition Award, and Executive Mosaic’s Wash 100 list of top government contracting leaders.  Mr. Harrington also served on the U.S. President’s Council for Modernizing Government under President Obama.

Letitia A. Long (Class I) Age: 62 Director Since: 2020 Committees: •Audit and Risk •Corporate Governance & Responsibility

Letitia A. Long joined our Board of Directors in 2020. Ms. Long serves on the board of directors of Officers Property Trust, Noblis, Inc., Quadrint, Inc., AIS, Octo, and Hyper Sat, LLC.  Ms. Long is a vice rector of the Virginia Tech Board of Visitors and chairman of the board of the Intelligence & National Security Alliance.  Ms. Long previously served on the board of directors of Raytheon Company from 2015 until the merger between Raytheon and UTC was finalized in April 2020. She also previously served as a member of the board of directors of UrtheCast Corporation from 2015-2018, D-Wave Government Inc. from 2016-2019, and Sonatype, Inc. from 2017-2019. Ms. Long was the Deputy Director of Naval Intelligence for the Department of Defense from 2000-2003 and the Deputy Undersecretary of Defense Intelligence (Planning, Policy & Resources) from 2003-2006. She served as Deputy Director of the Defense Intelligence Agency from 2006-2010 and Director of the National Geospatial-Intelligence Agency from 2010-2014. Ms. Long received her bachelor-of-science degree in electrical engineering from Virginia Polytechnic Institute and State University and her master-of-science degree in mechanical engineering from The Catholic University of America.

Gen Darren W. McDew (USAF, Ret.) (Class III) Age: 60 Director Since: 2020 Committees: • Corporate Governance & Responsibility • Compensation

Gen. Darren W. McDew (USAF, Ret.) served with distinction in the United States military.  Throughout his career, he had the opportunity to lead at all echelons, culminating as the Commander, United States Transportation Command (USTRANSCOM).  As a unified combatant command comprised of the armed services, he served as the senior uniformed officer responsible for global air, land, and sea transportation, and patient movement for the Department of Defense.  Gen. McDew was commissioned as an Air Force officer in 1982 and his journey began as a pilot and continued through multiple operational leadership roles and unique assignments at the White House (Military Aide to the President), the Pentagon (Strategic Plans and Policy for the Chairman of the Joint Chiefs), and on Capitol Hill (Chief Air Force Liaison).  Gen. McDew also serves on the board of directors of Abbott Laboratories, USAA, Rolls-Royce North America, and the Boys & Girls Clubs of America Board of Governors.

James F. McGovern (Class I) Age: 74 Director Since: 2005 Committees: • Corporate Governance & Responsibility • Executive

James F. McGovern joined our Board of Directors in 2005. Mr. McGovern also serves as senior managing director of Alagem Capital, and as the chief executive officer and president of Dunhill Technologies, LLC. Previously, Mr. McGovern served as the president and chief operating officer of Calpoint, LLC and president of Teledyne Brown Engineering, Inc. From 1986 to 1989, Mr. McGovern served as Under Secretary and Acting Secretary of the United States Air Force, and as Chief of Staff of the Senate Committee on Armed Services. Mr. McGovern’s civilian career began as an attorney with the law firm of Dickstein, Shapiro, Morin & Oshinsky, LLP where he specialized in corporate finance, mergers and acquisitions. Mr. McGovern has been an independent director of Ingram Micro Inc. since 2016. Mr. McGovern received a bachelor-of-science degree from the United States Naval Academy and a juris doctorate degree from Georgetown University School of Law.

Harry T. McMahon (Class I) Age: 67 Director Since: 2018 Committees: • Audit and Risk • Compensation

Harry T. McMahon joined our Board of Directors in 2018. Mr. McMahon previously served as executive vice chairman of Bank of America Merrill Lynch from 2009 to 2015, and prior to that at Merrill Lynch, he served as co-head of Global Corporate Finance from 1998 to 2003 and vice chairman from 2003 to 2009. He currently serves as an executive advisor to the G100 Companies, a leadership network of corporate executives, and as a director of Direct Relief, a non-profit humanitarian organization. Mr. McMahon is a trustee of Claremont McKenna College, where he previously served as chairman of the board for eight years, and he also previously served as a director of the California Resources Corporation, which underwent a restructuring in 2020 upon the filing for Chapter 11 relief from the United States Bankruptcy Court.  Upon the completion of the restructuring plan in October 2020, Mr. McMahon retired as a director. He earned a bachelor-of-arts degree and honorary doctorate from Claremont McKenna College and a master-of-business administration from the University of Chicago Booth School of Business.

Carey A. Smith (Class I) Age: 57 Director Since: 2020

Carey A. Smith joined Parsons’ Board of Directors in December 2020.  She also serves as Parsons’ President and Chief Operating Officer.  Ms. Ms. Smith joined Parsons in 2016 as President of our Federal Solutions business, which she helped shape and grow into the current portfolio.  She was appointed Chief Operating Officer in 2018 when we merged our Federal Solutions and Critical Infrastructure business segments, and she was promoted to President and Chief Operating Officer in 2019.  Ms. Smith received an honorary doctorate degree from Ohio North University, a master’s degree in electrical engineering from Syracuse University and a bachelor-of-science degree in electrical engineering from Ohio Northern University. She serves on the board of directors of Edison International, including service on the compensation and executive personnel and safety and operations committees; the U.S. Geospatial Intelligence Foundation; and the Professional Services Council, where she is vice chairman of the board of directors and a member of the executive committee.  In addition, Ms. Smith is a National Association of Corporate Directors (NACD) Fellow and has received numerous industry awards.

Major General Suzanne M. “Zan” Vautrinot, USAF (ret) (Class III) Age: 61 Director Since: 2014 Committees: • Compensation • Corporate Governance & Responsibility

Major General Suzanne M. “Zan” Vautrinot, (USAF, Ret.) joined our Board of Directors in 2014. Maj. Gen. Vautrinot is president of Kilovolt Consulting, Inc., a cybersecurity strategy and technology consulting firm, and has served as president since October 2013. She serves as a director on the boards of directors for CSX Corp., Ecolab Inc., and Wells Fargo & Company. Ms. Vautrinot previously served on the board of directors of Symantec Corporation. Before retiring in October 2013 after 31 years of service, she was a Major General in the United States Air Force and served as Commander, 24th Air Force, Air Forces Cyber and Air Force Network Operations. Ms. Vautrinot earned a bachelor-of-science degree from the United States Air Force Academy, a master-of-science degree from the University of Southern California and is a graduate of the Air Command and Staff and Air War Colleges and was a National Security Fellow at Harvard University.

CORPORATE GOVERNANCE AND GENERAL INFORMATION CONCERNING THE BOARD OF DIRECTORS AND ITS COMMITTEES

Our Board and Leadership Structure

Our Board currently consists of eleven Directors, nine of whom are independent.  There are no family relationships among our executive officers and Directors.   Each member of the Board attended or participated in 75% or more of the aggregate of (i) the total number of meetings of the Board (held during the period for which such person has been a Director) and (ii) the total number of meetings held by all Committees of the Board on which such person served (during the periods that such person served).

Our Board of Directors recognizes that one of its key responsibilities is to evaluate and determine its optimal leadership structure so as to provide effective oversight of management. Our bylaws and corporate governance guidelines provide our Board of Directors with flexibility to combine or separate the positions of Chairman of the Board of Directors and Chief Executive Officer. Our Board of Directors currently believes that our existing leadership structure is effective, provides the appropriate balance of authority between independent and non-independent Directors, and achieves the optimal governance model for us and for our stockholders.

Mr. Harrington serves as our Chief Executive Officer and Chairman of the Board of Directors. Our Board believes that Mr. Harrington’s services as Chairman of the Board of Directors is in the best interest of the Company and its stockholders. Mr. Harrington possesses detailed and in-depth knowledge of the issues, opportunities and challenges we face and is thus best positioned to develop agendas that ensure that the Board of Directors’ time and attention are focused on the most critical matters. Specifically, his combined role enables decisive leadership, ensures clear accountability, and enhances our ability to communicate our message and strategy clearly and consistently to our stockholders, employees, customers and manufacturers.

Our corporate governance guidelines provide that we have a lead independent Director. Our lead independent Director is James F. McGovern. In that role, he calls meetings of the independent Directors and chairs such meetings, including all executive sessions of the Board of Directors, facilitates communications between our Chairman and the independent Directors of the Board of Directors, and reviews the quantity, quality and timeliness of information provided to the Board, among other duties described in our corporate governance guidelines.

Corporate Governance Guidelines

The Board has adopted Corporate Governance Guidelines. The Board and the Corporate Governance and Responsibility Committee are responsible for reviewing and amending these guidelines as they deem necessary and appropriate. The Corporate Governance and Responsibility Committee is responsible for overseeing the system of corporate governance of the Company and the corporation’s environment, social and governance initiatives. The Corporate Governance Guidelines are available without charge on the Investor Relations portion of our website, www.parsons.com.

Codes of Conduct and Ethics

We have adopted written codes of conduct and ethics that apply to our Directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, and to third parties with whom we conduct business, including agents, representatives, joint venture partners, consultants and subcontractors. We have posted current copies of these codes on our website, www.parsons.com. In addition, we will post on our website all disclosures that are required by law or NYSE listing standards concerning any amendments to, or waivers from, any provision of the codes.

Board Meetings and Attendance

Directors are expected to attend each Board meeting, each meeting of the Committees on which they serve, and the Annual Meeting of Stockholders. During fiscal year 2020, the Board held seven meetings and acted by written consent. Each of our Directors who served as a Director during fiscal 2020 attended 75% or more of the aggregate total number of meetings of the Board and the Board Committees on which he or she served that were held during the time he or she was a director in fiscal 2020.  Ms. Smith was appointed to the Board in December 2020 after the final Board meeting for 2020 and, thus, did not participate in any Board meetings during 2020.

Risk Oversight

Although management is responsible for the day-to-day management of the risks our company faces, our Board of Directors and its Committees take an active role in overseeing the management of our risks and bear the ultimate responsibility for of risk management. The Board of Directors regularly reviews information regarding our operational, financial, legal, data security and strategic risks. Specifically, senior management attends quarterly meetings of the Board, provides presentations on operations including significant risks, and is available to address any questions or concerns raised by our Board of Directors.

In addition, our four Board of Directors’ Committees assist the Board of Directors in fulfilling its oversight responsibilities in certain areas of risk. The Audit and Risk Committee coordinates the Board of Directors’ oversight of our internal control over financial reporting, disclosure controls and procedures, risk, related party transactions, code of conduct, data and information security. The Compensation Committee assists the Board of Directors in fulfilling its oversight responsibilities with respect to the management of risks arising from our compensation policies and programs as well as succession planning as it relates to our Chief Executive Officer and executive leadership. The Corporate Governance and Responsibility Committee assists the Board of Directors in fulfilling its oversight responsibilities with respect to the management of risks associated with Board organization, membership and structure, succession planning for our Directors, and corporate environment, social, and governance (ESG) matters. The Executive Committee assists the Board of Directors in conducting its duties, including meeting with greater frequency than the Board of Directors in connection with key actions to be taken by us, such as major acquisitions, divestitures, mergers or changes in capital structure or ownership, in addition to meeting on an ad hoc basis in order to review major investments or divestitures outside of our normal investment plan. When any of the Committees receives a report related to material risk, the chairman of the relevant Committee will report on the discussion to the full Board of Directors.

Information and Security Risk

Our Chief Security Office is responsible for the development, delivery and maintenance of enterprise information, security and risk management programs which safeguard Parsons’ business information, assets, and its supporting infrastructure against unauthorized use, disclosure, modification, damage or loss.  Our Security Operations Centers provide continuous monitoring of information systems to prevent, detect, and respond to cyber events.  We also provide training to our global workforce on cyber security awareness, including: Cyber Security Awareness Month, online training courses, and interactive discussions on information security.  Our security control protocols map directly to multiple security compliance frameworks, including ISO 27001, Sarbanes-Oxley, DFARS (NIST 800-171), Cybersecurity Maturity Model Certification, and stringent privacy regulations, such as the General Data Protection Regulation (GDPR) and the California Consumer Privacy Act (CCPA).

Annual Board Performance Assessment

The Board and each of the Audit and Risk, Compensation, and Corporate Governance and Responsibility Committees perform annual assessments of their operations and effectiveness and set goals for the future.

During 2020, the Board and the Committees engaged in an annual assessment process in which each member reviewed the results from prior assessments and considered the business goals and developments of the company in 2020. Each Director and Committee member considered the skills, industry and public company experience, independence, and diversity of the Board to allow us to achieve our business, governance and sustainability objectives. The Lead Independent Director and the Chair of the Corporate Governance and Responsibility Committee led a discussion of achievements during 2020 and goals and objectives with the Board.

In 2021, an assessment will be performed by an external vendor.

Board Independence

Nine of our current eleven Directors, and all of our nominated Directors in 2021, are independent under our Corporate Governance Guidelines and applicable New York Stock Exchange (“NYSE”) listing standards. The Board has determined that Messrs. Holdsworth, Leer, McDew, McGovern, McMahon, Mitchell and Wajsgras, and Mmes. Long and Vautrinot are independent under the independence criteria for directors established by the NYSE. As a result, we currently have a majority of independent Directors and satisfy the applicable rule of the NYSE.

Selection of Nominees for Election to the Board

Both the Corporate Governance and Responsibility Committee and the Board of Directors seek the talents and backgrounds that would be most helpful to Parsons in selecting nominees to the Board. In particular, the Corporate Governance and Responsibility Committee, when recommending director candidates to the full Board of Directors for nomination, may consider whether a director candidate, if elected, assists in achieving a mix of Board members that represents a diversity of background and experience. In addition, our corporate governance guidelines provide that a director shall retire from our Board at the next annual meeting of stockholders after he or she has reached the age of 75.

Our Commitment to Board Diversity

The Board is committed to diversity and focuses on diversity in seeking new candidates to be considered for the Board. We currently have three female Directors (Ms. Long, Ms. Smith and Ms. Vautrinot) on the Board and one African American male (Mr. McDew).

Process for Stockholders to Recommend Director Nominees

Stockholders wishing to nominate a candidate for director at an annual meeting must (a) provide Timely Notice (as defined in Section 2.04(ii) of the Company’s bylaws) to the Secretary of the Corporation, (b) provide the information, agreements and questionnaires with respect to such stockholder and its candidate for nomination as required to be set forth in the Company’s Amended and Restated Bylaws, and (c) provide any updates or supplements to such notice at the times and in the forms required by the Bylaws.

Director Orientation and Continuing Education

Each new member of the Board is provided with orientation materials and is required to attend meetings with the Executive Leadership team. In these meetings, discussion points included finance, legal, talent management and corporate strategy. In 2020, the Board received presentations from internal and external sources and a list of continuing education opportunities to consider.

Communications with the Board

Any stockholder or other interested party may contact the Board, including any non-employee Director or the non-employee Directors as a group, or the Chairman by writing to our corporate Secretary at 5875 Trinity Parkway #300, Centerville, VA 20120. In general, any stockholder communication delivered to our Corporate Secretary for forwarding to the Board, the Chairman or a specified group of Board members will be forwarded in accordance with the stockholder’s instructions. However, our Corporate Secretary reserves the right not to forward to Board members any abusive, threatening or otherwise inappropriate materials.

Board Committees

Our Board has four standing Committees: An Executive Committee, an Audit and Risk Committee, a Compensation Committee, and a Corporate Governance and Responsibility Committee. The charter of each Committee is available without charge on the Investor Relations portion of our website, www.parsons.com.

The following chart identifies the current members and chair of each standing Committee, as well as related information.

	Audit and Risk Committee	Compensation Committee	Corporate Governance & Responsibility Committee	Executive Committee
Charles L. Harrington
James F. McGovern
Mark K. Holdsworth
Steven F. Leer
Letitia A. Long
Gen. Darren W. McDew, USAF (ret)
Harry T. McMahon

M. Christian Mitchell
Carey A. Smith
Major General Suzanne M. “Zan” Vautrinot, USAF (ret)
David C. Wajsgras

Committee Chair                   Committee Member

The following is a brief description of our Committees.

Executive Committee

The Executive Committee is responsible for providing our Board of Directors with considerations and recommendations regarding our business strategy. In addition, among other matters, the Executive Committee is responsible for reviewing key actions to be taken by us, such as major mergers, acquisitions, major investments or divestitures of assets outside our normal investment plans, and conducting periodic reviews of the Executive Committee’s performance, assessing the adequacy of its charter and recommending changes to the Board of Directors. The Executive Committee is authorized with all the powers of the Board of Directors, except for powers specifically denied by the Executive Committee charter, including, but not limited to, declaring or paying dividends, amending our bylaws or articles of incorporation, issuing stock and making or approving capital expenditures exceeding $5.0 million. The current members of our Executive Committee are Mr. Harrington (chairperson), Mr. McGovern, Mr. Holdsworth, Mr. Leer and Mr. Mitchell.  Other than Mr. Harrington, all members of the Executive Committee are independent under our Corporate Governance Guidelines and applicable New York Stock Exchange (“NYSE”) listing standards.

The Executive Committee met twice during fiscal year 2020.  A Pricing Committee appointed by the Board and comprised of Executive Committee and additional members also met one time during 2020 to review a convertible note transaction.

Audit and Risk Committee

Our Audit and Risk Committee oversees our corporate accounting and financial reporting process. Among other matters, the Audit and Risk Committee:

•	appoints our independent registered public accounting firm;
•	evaluates the independent registered public accounting firm’s qualifications, independence and performance;
•	determines the engagement of the independent registered public accounting firm;
•	reviews and approves the scope of the annual audit and the audit fee;

•	discusses with management and the independent registered public accounting firm the results of the annual audit and the review of our quarterly financial statements;
•	approves the retention of the independent registered public accounting firm to perform any proposed permissible non-audit services;
•	monitors the rotation of partners of the independent registered public accounting firm on our engagement team in accordance with requirements established by the SEC;
•

reviews our financial statements and our management’s discussion and analysis of financial condition and results of operations to be included in our annual and quarterly reports to be filed with the SEC;

•	reviews our risk management procedures and risk factors affecting Parsons;
•	reviews our critical accounting policies and estimates;
•	reviews information and security operations and risk exposure; and
•

at least annually, reviews the Audit and Risk Committee charter and reviews and evaluates the performance of the Audit and Risk Committee and its members, including compliance by the Audit and Risk Committee with its charter.

The current members of our Audit and Risk Committee are Mr. Mitchell (chairperson), Mr. Leer, Ms. Long, Mr. McMahon and Mr. Wajsgras.   All members of the Audit and Risk Committee are independent under our Corporate Governance Guidelines and applicable New York Stock Exchange (“NYSE”) listing standards.

All members of our Audit and Risk Committee meet the requirements for financial literacy under the applicable rules and regulations of the SEC and the NYSE. Our Board of Directors has determined that M. Christian Mitchell, Steven F. Leer and David C. Wajsgras are Audit and Risk Committee financial experts as defined under the applicable rules of the SEC and have the requisite financial sophistication as defined under the applicable rules and regulations of the NYSE. Under the rules of the SEC, members of the Audit and Risk Committee must also meet heightened independence standards. However, a minority of the members of the Audit and Risk Committee may be exempt from the heightened Audit and Risk Committee independence standards for one year from the date of effectiveness of the registration statement of which this prospectus forms a part. Our Board of Directors has also determined that each of the members are independent under the heightened Audit and Risk Committee independence standards of the SEC and the NYSE.   The Audit and Risk Committee operates under a written charter that satisfies the applicable standards of the SEC and the NYSE.

The Audit and Risk Committee met eight times during fiscal year 2020.  The Audit and Risk Committee is briefed at least quarterly on information security operations mitigation measures to address risks related to Parsons’ global employees, information and assets.

Compensation Committee

Our Compensation Committee reviews and recommends policies relating to compensation and benefits of our officers and employees. Among other matters, the Compensation Committee:

•	reviews and approves corporate goals and objectives relevant to compensation of our chief executive officer and other executive officers;

•	evaluates the performance of these officers in light of those goals and objectives, and approves the compensation of these officers based on such evaluations;
•	approves the issuance of stock options and other awards under our long-term incentive plans, other than awards to non-employee members of our Board of Directors; and
•

at least annually, reviews the Compensation Committee charter and reviews and evaluates the performance of the Compensation Committee and its members, including compliance by the Compensation Committee with its charter.

The current members of our Compensation Committee are Mr. Leer (chairperson), Mr. McDew, Mr. McMahon, Ms. Vautrinot and Mr. Wajsgras. All members of the Compensation Committee are independent under our Corporate Governance Guidelines and applicable New York Stock Exchange (“NYSE”) listing standards.

Our Board of Directors has determined that each of the members of our Compensation Committee is independent under the applicable rules and regulations of the NYSE and is a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act. The Compensation Committee operates under a written charter that satisfies the applicable standards of the SEC and the NYSE.

The Compensation Committee met six times during fiscal year 2020 and also acted by written consent.

Corporate Governance and Responsibility Committee

The Corporate Governance and Responsibility Committee is responsible for making recommendations to our Board of Directors regarding candidates for directorships and the size and composition of our Board of Directors. All members of the Corporate Governance and Responsibility Committee are independent under our Corporate Governance Guidelines and applicable New York Stock Exchange (“NYSE”) listing standards.

The Corporate Governance and Responsibility Committee is responsible for overseeing our corporate governance policies and reporting, making recommendations to our Board of Directors concerning environment, social and governance (ESG) matters. The Corporate Governance and Responsibility Committee will also, at least annually, review its Committee charter and review and evaluate the performance of the Corporate Governance and Responsibility Committee and its members, including compliance by the Committee with its charter. The current members of our Corporate Governance and Responsibility Committee are Mr. Holdsworth (chairperson), Ms. Long, Mr. McDew, Mr. McGovern, Mr. Mitchell and Ms. Vautrinot. Our Board of Directors has determined that each of the members of our Corporate Governance and Responsibility Committee is an independent director under the applicable rules and regulations of the NYSE relating to Corporate Governance and Responsibility Committee independence. The Corporate Governance and Responsibility Committee operates under a written charter that satisfies the applicable standards of the SEC and the NYSE.

The Corporate Governance and Responsibility Committee met six times during fiscal year 2020.

Director Ownership Guidelines

On January 1, 2020, our Board adopted stock ownership guidelines which provide for equity ownership guidelines for all our non-employee Directors to further align their interests to those of our stockholders. Under the policy, each of our non-employee Directors has five years from the later of (i) January 1, 2020 or (ii) the date of commencement of his/her service on the Board to achieve equity ownership with a value equivalent to five times his/her annual cash retainer. In calculating a director’s ownership, common stock held by the non-employee director or an immediate family member, common stock owned indirectly if the individual has an economic interest in the shares or is a beneficial owner under Rue 13d-3 of the Exchange Act, unvested RSUs issued under the Parsons’ Incentive Plan and units held in deferral accounts by the Directors under the SVRP will be considered owned by the non-employee director. Value of ownership will be measured by reference to the trailing 60 trading day weighted average of the Parsons common stock, up to and including last day of the calendar year; compliance will be evaluated annually. In the event of a significant decline in stock price, causing non-employee Directors holdings to fall below guideline levels, non-employee Directors will not be required to purchase additional stock. Determination of the impact of share price fluctuation is subject to Compensation Committee discretion.

For a description of the guidelines applicable to executive officers, see our CD&A section of this Proxy.

Anti-Hedging and Anti-Pledging Policies

Under our Insider Trading Compliance Policy, we prohibit our employees, including our executive officers, and Board members, from hedging the risk associated with ownership of shares of our common stock and other securities, as well as from pledging any of our securities as collateral for a loan.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The current members of our Compensation Committee are Messrs. Leer, McDew, McMahon and Wajsgras and Ms. Vautrinot. No member of our Compensation Committee serves as a member of the Board or Compensation Committee of any other entity that has one or more executive officers serving as a member of our Board or Compensation Committee.

SECURITY OWNERSHIP INFORMATION

Security Ownership of Directors and Executive Officers

The following table indicates information as of February 19, 2021 regarding the beneficial ownership of our common stock by each of our Directors, each of the named executive officers, and all of our Directors and executive officers as a group.  Per our guidelines, 100% of the Board of Directors are permitted to own Parsons’ stock.

The percentages shown are based on 102,360,662 shares of common stock outstanding as of February 19, 2021.

The amounts and percentages owned are reported on the basis of the SEC’s rules governing the determination of beneficial ownership of securities. The SEC’s rules generally attribute beneficial ownership of securities to each person who possesses, either solely or shared with others, the voting power or investment power, which includes the power to dispose of those securities. The rules also treat as outstanding all shares of capital stock that a person would receive upon exercise of stock options or warrants held by that person that are immediately exercisable or exercisable within 60 days. These shares are deemed to be outstanding and to be beneficially owned by the person holding those options for the purpose of computing the number of shares beneficially owned and the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Under these rules, one or more persons may be a deemed beneficial owner of the same securities and a person may be deemed a beneficial owner of securities to which such person has no economic interest. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws as of February 19, 2021.

	Shares Beneficially Owned		% of Outstanding Shares Beneficially Owned
	Shares	%	%
Named Executive Officers and Directors:
Charles L. Harrington(1)(2)	154,758	*	*
George L. Ball(3)	146,726	*	*
Carey A. Smith(1)(2)	19,169	*	*
Michael R. Kolloway(1)(2)	20,030	*	*
Debra A. Fiori(1)(2)	21,313	*	*
Kenneth C. Dahlberg	—	—	—
Mark K. Holdsworth	—	—	—
Steven F. Leer	—	—	—
Letitia A. Long	—	—	—
Darren W. McDew, General USAF (ret)
James F. McGovern	—	—	—
Harry T. McMahon	25,800	—	—
M. Christian Mitchell	—	—	—
Major General Suzanne M. “Zan” Vautrinot, USAF (ret)		—	—
David C. Wajsgras
All executive officers and directors as a group (12 persons)(4)	387,796	*	*
5% Stockholders:
Parsons Corporation Employee Stock Ownership Plan	76,076,020	74.3%	74.3%

*	less than 1%.
(1)

Includes 89,207, 3,086, 4,155, and 16,824 shares of common stock beneficially owned by Mr. Harrington, Ms. Smith, Mr. Kolloway and Ms. Fiori, respectively, through the ESOP, rounded to the nearest whole share. Each of Mr. Harrington, Ms. Smith, Mr. Kolloway and Ms. Fiori shares voting and investment power with the ESOP with respect to such shares beneficially owned by him or her through the ESOP.

(2)

Includes 17,396, 4,883, 2,122 and 1,675 RSUs (as defined below) held by Mr. Harrington, Ms. Smith, Mr. Kolloway, and Ms. Fiori, respectively, which are scheduled to vest within 60 days of February 19, 2021.

(3)

Includes (a) 60,760 shares of common stock beneficially owned by Mr. Ball through the ESOP, rounded to the nearest whole share (Mr. Ball shares voting and investment power with the ESOP with respect to such shares beneficially owned through the ESOP), (b) 75,000 shares of common stock beneficially owned by Mr. Ball and held by the George L. and Coleen M. Ball, Trustees of the George L. and Coleen M. Ball Family Trust UA 01-18-2005 (the “Trust”) (Mr. Ball has shared voting, investment and dispositive power over the shares held by the Trust), and (c) 3,134 RSUs scheduled to vest within 60 days of February 19, 2021.

(4)	Includes 174,032 shares of common stock beneficially owned by our executive officers and Directors through the ESOP, rounded to the nearest whole share.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

ESOP

Contributions of treasury stock to the ESOP are made annually in amounts determined by our Board of Directors and are held in trust for the sole benefit of the ESOP participants. Contributions of 1,874,988 shares, 1,345,198 and 1,522,381 shares of our common stock were made to the ESOP in fiscal 2018, 2019 and 2020, respectively. In fiscal 2018, 2019 and 2020, we repurchased 5,553,891 shares, 191,331 shares and 0 shares of our common stock from the ESOP, respectively, in connection with the redemption of ESOP participants’ interests in the ESOP for $125.8 million, $6.3 million and $0, respectively.

We engaged the ESOP Trustee to serve as independent fiduciary on behalf of the ESOP and its participants and beneficiaries.  We paid the ESOP Trustee a fee of $426,128 for those services and reimbursed the ESOP Trustee for their legal counsel, financial advisor and other out of pocket fees and expenses incurred in connection with our initial public offering.

Unconsolidated Joint Ventures

We often provide services to our unconsolidated joint ventures and our revenues include amounts related to recovering overhead costs for these services. Our revenues included $144.7 million in fiscal year 2018, $157.3 million in fiscal year 2019, and $172.2 million in fiscal year 2020 related to services we provided to our unconsolidated joint ventures. For the years ended December 29, 2018 and December 31, 2019, and December 31, 2020, we incurred approximately $111.1 million, $119.1 million and $133.8 million, respectively, of reimbursable costs.

Registration Rights

We entered into a registration rights agreement with the ESOP Trustee, providing the ESOP with certain demand registration rights related to shares held by the ESOP in the event the ESOP Trustee determines in good faith, in exercising its fiduciary duties under ERISA, that the ESOP is required to sell its shares, which we believe is only likely to occur if our business, financial condition or results of operations have materially and adversely deteriorated.

ESOP Trustee Letter Agreement

We entered into a letter agreement with the ESOP Trustee in connection with our initial public offering, in which we agree that our management will meet with the ESOP Trustee on a quarterly basis to discuss our business and the administration and operation of the ESOP and that our Board of Directors will meet with the ESOP Trustee on an annual basis to discuss our business and the administration and operation of the ESOP. In addition, we also agree that for fiscal 2020, we will make annual contributions (in the form of shares of our common stock) to the ESOP in an amount not to be less than 8% of the ESOP participants’ cash compensation for the applicable year.  The amount of contribution of the ESOP participants’ compensation for fiscal year 2021 and thereafter shall be determined by the Parsons Corporation Board of Directors.

Indemnification Agreements and Directors’ and Officers’ Liability Insurance

We have entered into indemnification agreements with each of our Directors and executive officers. These agreements, among other things, require us to indemnify each director and executive officer to the fullest extent permitted by Delaware law, including indemnification of expenses such as attorneys’ fees, judgments, penalties fines and settlement amounts incurred by the director or executive officer in any action or proceeding, including any action or proceeding by or in right of us, arising out of the person’s services as a director or executive officer. We also maintain Directors’ and officers’ liability insurance.

Policies and Procedures for Related Person Transactions

Our written related person transaction policy sets forth the policies and procedures for the review and approval or ratification of related person transactions. This policy covers, with certain exceptions set forth in Item 404 of Regulation S-K under the Securities Act, any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships in which we were or are to be a participant, where the amount involved exceeds $120,000 and a related person had or will have a direct or indirect material interest, including, without limitation, purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness, guarantees of indebtedness and employment by us of a related person. In reviewing and approving any such transactions, our Audit and Risk Committee is tasked to consider all relevant facts and circumstances, including, but not limited to, whether the transaction is on terms comparable to those that could be obtained in an arm’s length transaction with an unrelated third party and the extent of the related person’s interest in the transaction. All of the transactions described in this section occurred prior to the adoption of this policy.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (“CD&A”), together with the compensation tables and related disclosures, discusses the principles underlying our executive compensation policies and decisions and the most important factors relevant to an analysis of these policies and decisions. In addition, we explain how and why our Board and the Compensation Committee of our Board arrived at specific compensation policies and decisions involving our NEOs during fiscal 2020.

Our named executive officers (“NEOs”) for 2020 were:

•	Charles L. Harrington, Chairman, Chief Executive Officer and Director
•	Carey A. Smith, President, Chief Operating Officer and Director
•	George L. Ball, Chief Financial Officer
•	Michael R. Kolloway, Chief Legal Officer and Secretary
•	Debra A. Fiori, Chief People Officer

Executive Summary

Company Performance and Highlights

How We Performed in Fiscal 2020

•        Successful capital deployment in M&A continues with acquisition of Braxton Science & Technology Group positions Parsons for space growth. Major prime wins were realized as a result of prior acquisitions.

•        Healthy balance sheet will continue to enable Parsons to invest in organic and M&A growth opportunities.

•        Achieved net income of approximately $99 million and net income margin of 2.5% in 2020, representing strong operational performance on our contracts resulting in significant award and incentive fees and solid overhead performance.

•        Achieved adjusted EBITDA increase in 2020 of 5% to $343 million. This was driven by strong performance in both of our segments.

•        Adjusted EBITDA margins increased in 2020 by 50 basis points to 8.7%, representing strong performance on our award and incentive fees and representing a higher portion of our revenues coming from higher margin markets as outlined above.

•        Awards of new contracts during 2020 were $4.2 billion, resulting in a book-to-bill ratio of 1.1 and providing a contract backlog to build from as we move forward.

•        Recognized numerous awards, including, being named by Forbes as one of the World's Best Employers in 2020, the Gold Award for Infrastructure by the Canadian Council for Public-Private Partnerships, and Ethisphere Institute’s World’s Most Ethical Companies designation for the 11th consecutive year, among many others.

Key 2020 Executive Compensation Decisions

How We Determined NEO Pay for 2020…

•        Market Data Considered in Designing Competitive Compensation Program. Our Compensation Committee reviewed market compensation levels and program design to provide a frame of reference for comparison in designing and setting competitive 2020 executive compensation commensurate with market, Company and NEO performance and the need to retain executive officers of outstanding ability and potential.

•        Pay Aligned with Performance. We designed our pay programs to reward executives for positive company performance and align with stockholder interests by having a significant portion of compensation comprised of performance-based and long-term incentive awards.

•        Consideration of Relevant Factors and Independent Compensation Consultant Input. Our Compensation Committee considered various relevant qualitative factors, in addition to the advice of the Compensation Committee’s independent compensation consultant, in designing and setting 2020 executive compensation.

How We Paid Our NEOs in 2020…

•        No Base Salary Increase for CEO; Market Based Increases for Other NEOs. Base salaries for 2020 reflected each NEO’s role, responsibility and experience and the Compensation Committee’s review of competitive market information. Following the review of competitive market compensation analysis, the Compensation Committee determined our CEO was appropriately positioned and took no action on his base salary.  Our other NEOs received market-based increases, ranging from 2.6% and 9.4%, as further described below.

•        Annual Incentives Paid at 127% of Target for NEOs other than CEO, and 132% of Target for our CEO, for Fiscal Year 2020. Annual incentive awards for our NEOs other than our CEO are based on corporate financial goals. For 2020, our CEO’s annual bonus was based on the same corporate financial goals as our other NEOs, weighted at 80% of the overall bonus opportunity, as well as strategic qualitative goals, weighted at 20% of the overall target bonus opportunity set at the beginning of the fiscal year aligned with people, strategy and technology expansion.

In March 2021, the Compensation Committee determined that the achieved payout for our NEOs, other than our CEO, relative to the corporate financial goals for 2020 was 127% of target.  Our CEO’s annual incentive payout reflected a 102% payout relative to the corporate financial goals for 2020 (127% weighted at 80% of our CEO’s total bonus target opportunity), and 30% payout relative to the strategic qualitative goals for 2020 (150% weighted at 20% of our CEO’s total bonus target opportunity), based on the assessment of the Compensation Committee relative to the strategic goals for 2020 described below, resulting in an overall 132% payout of target for our CEO.

•        Long-Term Incentives Weighted Towards Performance-Based Awards. For 2020, long-term incentives were granted using a mix of time-based restricted stock units (“RSUs”) constituting 40% of total target value with a three-year ratable vesting schedule and performance stock units (“PSUs”) constituting 60% of total target value with a three-year cliff vest based 50% on cumulative contract awards and 50% on adjusted EBITDA margin, with the final award payout dependent on achievement of the performance criteria during the three-year performance cycle.

Commencing in 2020, our PSUs were modified to also incorporate a relative total stockholder return (“rTSR”) performance metric.  The rTSR serves as a modifier, with performance leverage between 75% and 125% based on Parsons’ percentile ranking within a custom peer benchmark group over the three-year performance cycle.

•        Vesting of 2018-2020 Long-Term Growth Plan Performance Awards Below Target. For the 2018-2020 performance cycle, in March 2021, the Compensation Committee determined performance relative to the financial performance goals for these awards for the three-year performance cycle ending December 31, 2020, resulting in a weighted average performance achievement of 89.08% of the target awards. The 2018-2020 LTGP awards will be paid in cash to the NEOs in March 2021.

Key Changes We Are Making to the Executive Compensation Program for 2021…

•    Alignment of CEO Annual Bonus Design with NEO Annual Bonus Design. For 2021, our NEO and CEO annual incentive opportunities will be determined on the same basis, which includes a mix of financial goals (weighted at 90% of overall bonus opportunity) and strategic goals (weighted at 10% of overall bonus opportunity).

•    Addition of Technology & Transactional Revenue and Core Value Goals to our NEO and CEO Annual Bonus. For 2021, all of our NEOs’ annual incentive opportunities, including our CEO’s, will contain a technology and transactional revenue goal and a strategic goal, which will be aligned to our core values of  safety, quality, integrity, diversity, innovation and sustainability, in addition to adjusted EBITDA, revenue and cash flow.

Say-on-Pay

In evaluating the Company's executive compensation program, the Compensation Committee considers the results of the shareholder advisory vote on the "say-on-pay" proposal. At the Company's 2020 Annual Meeting, over 98% of the shares voted approved the proposal. The Compensation Committee believes these results show significant support for our executive compensation philosophy and program.  Taking into account the positive support received in 2020, the Compensation Committee believes the Company provides a competitive, stockholder-friendly pay program that effectively retains and motivates our executives and determined to generally retain our existing approach to executive compensation for 2021.

Fiscal Year 2020 Total Target Compensation Pay Mix

Key Executive Compensation Practices

Our executive compensation program includes the following executive compensation governance policies and practices:

Our Compensation Best Practices
What We Do:	What We Do Not Do:

            Appropriate Pay Mix and Maximum Payouts. We provide an appropriate balance of short-term and long-term compensation, with payouts based on the Company’s achievement of certain financial metrics and Company strategic performance objectives, with maximum payout caps for annual cash incentives and long-term performance awards.

No Hedging by Executives or Directors. Our Insider Trading Compliance Policy prohibits all employees, including our NEOs, and non-employee Directors, from hedging their Parsons common stock.

Stock Ownership Guidelines. We maintain stock ownership guidelines applicable to both executive officers and non-employee Directors.

             No Pledging by Executives or Directors. Our Insider Trading Compliance Policy prohibits our employees, including our NEOs, and non-employee Directors from pledging Parsons common stock as collateral for a loan.

Clawback Policy. We maintain an executive clawback policy that applies to our NEOs and provides for recovery of both cash and equity incentive compensation under specified circumstances.	No Employment Contracts. We do not have employment contracts with our NEOs.

Fully Independent Compensation Committee. Our executive compensation program is administered by the Compensation Committee, which consists solely of independent Directors.

             No Repricing of Underwater Stock Options. Our equity plan adopted in connection with our initial public offering (“IPO”) prohibits the repricing of underwater stock options without stockholder consent.

Independent Compensation Consultant Reporting Directly to Compensation Committee. The Compensation Committee utilizes input from an independent compensation consultant.	No Tax-Gross Ups for Parachute Payments. We do not provide for tax-gross ups on golden parachute payments to our NEOs in connection with a change in control.

            Annual Compensation Risk Assessment. The Compensation Committee annually conducts a compensation risk assessment to determine whether our executive compensation arrangements, or components thereof, create risks that are reasonably likely to have a material adverse effect on Parsons.

No Guaranteed Bonuses. We did not provide any guaranteed bonuses in fiscal 2020 for any of our NEOs.

Compensation Philosophy

We believe in providing a competitive total compensation package to our NEOs through a combination of base salary, performance-based annual incentive awards, long-term incentive awards and broad-based welfare and health benefit plans. Our executive compensation program is designed to achieve the following objectives:

•	attract, motivate and retain executive officers of outstanding ability and potential, whose knowledge, skills and performance are critical to our success;
•	reward the achievement of short-term and long-term strategic goals; and
•	ensure that executive compensation is meaningfully related to the creation of stockholder value.

Executive Compensation Setting Process

Role of the Compensation Committee

Our Board has delegated to the Compensation Committee the responsibility for overseeing, reviewing, and approving our compensation arrangements and benefit plans and policies. Our Compensation Committee annually determines and approves ongoing compensation arrangements for our executive officers and recommends to the Board the compensation for non-employee Directors.

Role of Executive Officers

Our CEO, as a member of our Board, attends Board and portions of Compensation Committee meetings and provides input to the Committee in determining our executive compensation philosophy, design, incentive target amounts, and incentive payouts (other than for himself). Our finance department works with our Chief People Officer and CEO to gather financial and operational data that the CEO reviews in making his recommendations. From time to time our Chief Financial Officer and Chief Legal Officer attend meetings (or portions thereof) of the Board or the Compensation Committee to present information and answer questions pertaining to our executive compensation structure. No executive officer, including our CEO, participates directly in the final deliberations and determinations regarding his or her own compensation. While the Compensation Committee considers management’s recommendations in its deliberations, it exercises its own independent judgment in approving the final compensation of our NEOs.

Role of Compensation Consultant

Pearl Meyer & Partners, LLC, or Pearl Meyer, a national compensation consulting firm, assisted the Compensation Committee in developing our NEO compensation program for 2020. Among other things, the Compensation Committee directed Pearl Meyer to provide its analysis of whether our existing compensation strategy and practices were consistent with our compensation objectives and to assist us in modifying our compensation program for our NEOs to better achieve our objectives. As part of its duties, Pearl Meyer has performed the following projects for the Compensation Committee for 2020:

•	assisted in the development of a compensation peer group composed of public companies in similar industries with revenues comparable to us;
•	provided compensation data for similarly situated NEOs at our peer group companies; and
•	updated the Compensation Committee on emerging trends and best practices in the area of executive compensation.

Other than advising the Compensation Committee as described above, Pearl Meyer did not provide any services to Parsons in 2020. In November 2020, the Compensation Committee retained Semler Brossy Consulting Group, LLC, which we refer to as Semler Brossy, as its independent compensation consultant. Semler Brossy did not assist in the development of the 2020 executive program, however, they did assist with the stated 2021 executive compensation program changes. The Compensation Committee has evaluated the independence of Pearl Meyer and Semler Brossy pursuant to the requirements of the NYSE and the factors set forth in the SEC rules and determined that Pearl Meyer and Semler Brossy are independent and no conflict of interest has arisen as a result of the work performed by Pearl Meyer or Semler Brossy during fiscal year 2020.

The Compensation Committee intends to reassess the independence of its advisers at least annually.

Assessing Compensation Competitiveness

The Compensation Committee uses a combination of published and proprietary compensation survey data relating to the compensation practices as a reference source in determining CEO and NEO compensation.

In connection with its engagement with Pearl Meyer in 2019, the Compensation Committee directed Pearl Meyer to develop a compensation peer group to assist in developing a compensation program for all our NEOs for 2020. Pearl Meyer provided the Compensation Committee with a recommended list of peer companies from the engineering and construction, aerospace and defense, environmental and facilities services and research and consulting services industries that Pearl Meyer and the Compensation Committee determined compete with us for talent as they are in the same or related industries. We also considered the revenue, operating income, net income, cash flow and debt to income ratio level of these companies and determined that a compensation peer group consisting of companies with levels both above and below our own levels was appropriate. Our Compensation Committee believed that including companies with higher revenue and income levels than ours was appropriate due to our historical and recent strong growth.

In July 2019, our Compensation Committee reviewed the following companies as the peer group to be used as a reference source in its 2020 executive compensation deliberations:

Peer Group for Fiscal Year 2020 Executive Compensation Setting Purposes
AECOM	ManTech International Corporation
Booz Allen Hamilton Holding Corporation	Mercury Systems
CACI International Inc	Perspecta Inc
Cubic Corporation	Science Applications International Corporation
FLIR Systems, Inc	Stantec, Inc
Jacobs Engineering Group, Inc	Teledyne Technologies, Inc
KBR, Inc	Tetra Tech, Inc
Kratos Defense & Security Solutions, Inc	WSP Global Inc
Leidos Holdings, Inc

Our Compensation Committee also used published and proprietary compensation survey data provided by Pearl Meyer relating to the compensation practices of other companies within and outside our industry as a reference source, in addition to other relevant factors, in determining our executives’ compensation. Our Compensation Committee applies its independent judgment to make compensation decisions and does not formally benchmark our executive compensation against any particular group of companies or use a formula to set our NEOs’ compensation in relation to this data. Survey data for a revenue range comparable to our company is utilized, rather than data for specific companies participating in the surveys. Our objective was to obtain data from a broad spectrum of comparable companies for compensation comparison purposes.

Use of Comparative Market Data and Qualitative Factors

Our Compensation Committee reviews each component of executive compensation separately and also takes into consideration the value of each NEO’s compensation package as a whole and its relative size in comparison to our other executive officers, with the goal to set all elements of compensation within a competitive range, using a balanced approach that does not use rigid percentiles to target pay levels, but instead makes its compensation decisions based on a variety of relevant factors.

While the Compensation Committee believes that information regarding the compensation practices at other companies is useful in assessing the competitiveness, reasonableness and appropriateness of individual executive compensation elements and of our overall executive compensation packages, this information is only one of several factors that our Compensation Committee considers. Other factors that are considered include:

•

Recruitment and retention:    The Compensation Committee reviews existing NEO compensation and retention levels relative to the competitive labor market pressures and likely estimated replacement cost with respect to the scope, responsibilities and skills required of the particular position.

•	Lack of directly comparable data for some of our key roles: Compensation data for some of our NEO roles may not be explicitly reported by companies in our compensation peer group or survey data. This results in limited sample sizes and/or inconclusive data that can be misleading if targeting a specific percentile for market positioning.
•

Market positioning may be distorted by the source of the data:    Certain elements of compensation reported from one source can be consistently higher or lower than the data collected from another, given differences in methods and samples used by each source to collect market data. Given this variability and volatility within the market data, the Compensation Committee has determined that targeting pay levels at specific percentiles of this data could result in outcomes that do not align with the internal value and strategic importance of various roles at Parsons.

•	Relevant Qualitative Factors: A range of subjective and qualitative factors is considered, including:
•	The role the NEO plays and the importance of such individual’s contributions to our ability to execute on our business strategy and to achieve our strategic objectives;
•	Each executive officer’s tenure, skills and experience;
•	The responsibilities and particular nature of the functions performed or managed by the NEO;
•	Our CEO’s recommendations and his assessment of each executive officer’s performance (other than his own performance), and with respect to the CEO’s performance, assessment by the Board; and
•	Internal pay equity across the executive management team.

We intend to evaluate our philosophy and compensation programs as circumstances require. At a minimum, we will review executive compensation annually. As part of this review process, we expect to apply our values and the objectives outlined above, while considering the compensation levels needed to ensure our executive compensation program remains competitive. We will also review whether we are meeting our pay for performance, key employee retention and other executive compensation program objectives.

Fiscal Year 2020 Compensation Elements in Detail

Elements at a Glance

The compensation program for our NEOs consists of the following principal components:

Element	Objective	Summary of Key Features
Base Salary	Provides competitive fixed compensation levels to attract and retain highly qualified talent

•     Base salary increases are tied to performance in the role and growth of the Company

•     Executive’s anticipated responsibilities, experience, qualifications, performance, competitive market compensation paid by other companies for similar positions within the industry, internal pay equity among our NEOs and negotiations with the executive are all considered

•     No specific formulas applied

Short-Term Annual Incentive: Performance- Based Annual Cash Bonus	Encourages focus on achievement of the Company’s annual financial plan (and, with respect to the CEO, the specific qualitative objectives included in the Company’s strategic plan)

•     The annual incentive plan awards are at-risk, depending on the level of performance against financial performance goals (and, for our CEO, key strategic qualitative goals) set at the beginning of the fiscal year.

•     For our NEOs other than our CEO: the 2020 annual incentives were determined based on the following financial performance metrics: adjusted EBITDA (34%), revenue (33%), and cash flow (33%)

•     For our CEO, his 2020 annual incentive was determined based on:

•     Financial performance metrics: adjusted EBITDA (27.2%), revenue (26.4%), and cash flow (26.4%)

•     Strategic qualitative goals (20%) aligned with people, strategy and technology expansion

•     Range of annual incentive target as a percent of base salary is 75% to 125%

•     Payment may range from 0% to 200% of target based on actual performance

Long-Term Incentive: Performance- Based RSUs	Rewards achievement of performance related to the Company’s long-term objectives and stockholder value creation

•     60% of total long-term incentive target value awarded as PSUs

•     Performance criteria are 50% based on cumulative contract award value and 50% based on adjusted EBITDA margin, with the final payout subject to a modifier based on our rTSR performance

•     Payouts may range from 0% to 200% of target based on actual cumulative contract award and adjusted EBITDA margin performance achieved over the three-year performance cycle, with a maximum modified payout of 250% based on actual rTSR performance relative to a custom industry peer benchmark for the three-year performance cycle

•     Three-year cliff vesting at end of performance cycle

•     The final award payout depends on achievement of the performance criteria and the rTSR modifier at the end of the three years

Long-Term Incentive: Time-Based RSUs	Rewards future performance and supports retention and succession planning

•     40% of total long-term incentive target value awarded takes the form of time-based RSUs

•     Provides the opportunity to earn a specified number of shares of Parsons common stock subject to the NEO’s continued employment for a specified period

•     Three-year ratable vesting period

Base Salaries

The Compensation Committee generally reviews, and adjusts as necessary, base salaries for each of our NEOs annually. In connection with our year-end financial review process to determine 2020 base salaries, our CEO recommended, and our Compensation Committee approved, the base salaries for our NEOs set forth below.  Following the review of competitive market compensation analysis, the

Compensation Committee determined our CEO was appropriately positioned and took no action on his base salary.

Named Executive Officer	2018 Salary ($)	2019 Salary ($)	2020 Salary ($)	Percentage Increase
Charles L. Harrington	1,140,000	1,140,000	1,140,000	—
Carey A. Smith	560,000	640,001	700,000	9.4%
George L. Ball	561,502	580,008	595,000	2.6%
Michael R. Kolloway	401,544	434,998	475,000	9.2%
Debra A. Fiori	401,550	401,550	420,000	4.6%

Annual Cash Incentives

We provide our NEOs with the opportunity to earn annual cash bonuses to encourage the achievement of corporate objectives and to reward those individuals who significantly impact our corporate results. The Compensation Committee determines and approves our annual bonus decisions.

Under the fiscal 2020 Annual Incentive Plan for Management, or AIP, the annual incentive bonus of each NEO other than the CEO was entirely based on our performance against a mix of corporate financial goals. For our CEO, his annual incentive bonus was based on our performance against the same mix of corporate financial goals as our other NEOs (weighted at 80% of overall target bonus opportunity) and strategic qualitative goals aligned with people, strategy and technology expansion (20% of overall target bonus opportunity).

Commencing in fiscal 2021, our CEO and our other NEOs’ annual bonuses will be based on our performance against financial goals (90% of overall target bonus opportunity) and performance against strategic qualitative goals (10% of overall target bonus opportunity) set at the beginning of the fiscal year, aligned with diversity, safety, sustainability, quality, integrity and innovation.

The annual incentive bonus is equal to the product of (1) a dollar amount representing the target amount that the executive officer may be paid as an annual incentive bonus payment (or the “Target Incentive Bonus”), multiplied by (2) a percentage representing the overall achievement of the target levels and their weightings for each of the performance measures for the fiscal year (or the “Performance Goal Achievement”). The Target Incentive Bonus, the performance measures and related target levels and weighting, and the method for determining the Performance Goal Achievement for each executive officer were determined by our Compensation Committee, as applicable, after taking into consideration the recommendations of our CEO (for NEOs other than himself) at the time the performance measures and related target levels and weightings were determined for the executive officer. No payout would be made for any financial goals that failed to meet the performance threshold of 80%. Payouts were capped at 200% of target.

For purposes of the fiscal 2020 AIP, our Compensation Committee selected adjusted EBITDA, revenue and consolidated cash flow as the three corporate financial performance measures that best supported our annual operating plan and enhanced long-term value creation.

Plan Metrics(1)	Metric Type	Weighting for NEOs other than CEO	Weighting for CEO
Adjusted EBITDA	Corporate	34%	27.2%

Revenue	Corporate	33%	26.4%

Cash Flow	Corporate	33%	26.4%

Strategic Qualitative	Strategic	0%	20.0%

(1)

For purposes of the fiscal 2020 AIP, adjusted EBITDA is earnings before interest, tax, depreciation, and amortization and the calculation is based on performance net operating income (“NOI”) plus depreciation expense. Revenue represents GAAP revenue, less revenue from consolidated non-controlling interests (“NCI”). Cash flow represents cash flow as reported in the Company’s GAAP financial statements as adjusted in the determination of NOI, as well as other non-P&L adjustments of a non-recurring, non-operating nature.

The final performance goal achievement under our AIP for the 2020 fiscal year for our NEOs other than our CEO was the sum of the performance achievement of each of the three corporate financial goals described above for such fiscal year.  The final performance goal achievement under our AIP for our CEO was the sum of the performance achievement of the three corporate financial goals described above and the performance achievement of the qualitative goals. The level of achievement of each of the three quantitative performance goals, and in the case of our CEO the strategic qualitative goals, was determined as follows:

If the actual goal performance for the fiscal year was	Then the Performance Goal Achievement for the fiscal year was
Greater than 120% of the target performance goal measure	200%
Greater than 100% but less than 120% of the target performance goal measure	100% - 200%*
Equal to the target performance goal measure	100%
80% or greater but less than 100% of the target performance goal measure	50% - 100%*
Less than 80% of the target performance goal measure	0%
*Between these values determined on a straight-line basis

For fiscal 2020, the target levels for the three corporate financial performance measures are set forth in the table below (in millions). Our Compensation Committee believed that achieving the target levels for the three corporate performance measures would require a focused and consistent effort by our executive officers throughout fiscal 2020.

Plan Metrics	Metric Type	Metric Target (M)	Actual Results (M)	Performance Goal Achievement (%)
Adjusted EBITDA	Corporate	$361.0	$342.6	86.9%
Revenue	Corporate	$3,984.2	$3,908.9	95.3%
Cash Flow	Corporate	$240.0	$293.5	200.0%

In early 2020, the Compensation Committee established qualitative strategic goals for our CEO related to people, strategy and technology expansion, which represented 20% of his target annual incentive opportunity for 2020, as described above. In January  2021, after its review and evaluation of his performance relative to the qualitative strategic goals the Compensation Committee determined the performance of this goal at 110%, resulting in a 150% achievement factor for this portion of his annual incentive opportunity (150% achievement of the 20% weighting, resulting in 30% payout), noting the quick moves to protect employees during the historic pandemic and social unrest while maintaining performance of the corporation; implementing processes to maintain near plan performance in spite of 5% revenue headwinds from pandemic-induced project deferrals; appointment of four new members of our Board, three of whom were diversity candidates including our President and Chief Operating Officer; the addition of the SVP, Talent Acquisition to the Parsons team to enhance recruiting; improving retention by over 1% year over year; issuance of the company’s first-ever convertible bond note to provide additional liquidity to support strategic investments;  closing of a transformative acquisition; launch of new four new products during a work from home operational climate; and a 3.5% increase in technology revenue as a percent of overall revenue, and a 24.8% increase in transactional revenue as a percent of overall revenue.

The overall above target incentive payouts for our NEOs, despite the adjusted EBITDA and revenue resulting in 86.9% and 95.3% achievement levels, respectively, was attributed to our cash flow performance and significantly above targeted levels.

The following table provides information regarding the annual management incentive bonus awards earned by the NEOs for fiscal 2020:

Named Executive Officer	Target Bonus (% of Base Salary)	Target Bonus ($)	Financial Performance Achievement (weighted/avg)	Qualitative Metric Achievement (1)	Bonus ($)

Charles L. Harrington	125%	1,425,000	102%	30%	$1,875,000
Carey A. Smith	110%	770,000	127%	—	$977,700
George L. Ball	100%	595,000	127%	—	$755,500
Michael R. Kolloway	75%	356,250	127%	—	$452,400
Debra A. Fiori	75%	315,000	127%	—	$400,000

•

(1)    Mr. Harrington’s bonus included strategic qualitative goals, weighted at 20% of his overall bonus target opportunity. The Compensation Committee determined 110% performance of the strategic qualitative goals for Mr. Harrington’s 2020 AIP bonus, resulting in a 150% achievement factor for this portion of his annual bonus.

Long-Term Incentives

We use long-term incentive compensation to motivate and reward our executive officers for long-term corporate performance, thereby aligning the interests of our executive officers with those of our stockholders.

Long-Term Incentives Awarded in 2020.    We awarded the following long-term incentive awards to our NEOs, each of which are described in greater detail below:

•	Time-based restricted stock units, or RSUs, with three-year ratable vesting.
•	Performance-based restricted stock units, or PSUs, with three-year cliff vesting.

Our CEO advises the Compensation Committee with respect to which NEOs (other than himself) should receive long-term incentive awards, and provides information regarding each NEO’s duties, present and potential contributions to the Company and such other factors as the Compensation Committee may deem relevant for determining participation in the plans and the size of a NEO’s awards.

Each RSU and PSU represents a contingent right to receive one share of our common stock. Vested shares will be delivered to the recipient following each vesting date. The RSUs and PSUs granted in 2020 to our NEOs were granted under our 2019 Incentive Award Plan.

In 2020, the targeted values of long-term incentive awards for our NEOs are set forth in the table below. Each NEO’s long-term incentive compensation target for 2020 was allocated 40% to RSUs and 60% to PSUs (at “target”).

Named Executive Officer	PSU Target Award ($)	PSU Target Units (#)	RSU Target Award ($)	RSU Units (#)	2020 Total Long-Term Incentive Target Award ($)
Charles L. Harrington	3,270,000	78,285	2,180,000	52,190	5,450,000
Carey A. Smith(1)	918,000	21,977	612,000	14,651	1,530,000
George L. Ball	589,200	14,105	392,800	9,403	982,000
Michael R. Kolloway	399,000	9,552	266,000	6,368	665,000
Debra A. Fiori	315,000	7,541	210,000	5,027	525,000

•	(1) In addition to the awards included in this table, in January 2020, Ms. Smith was awarded 35,000 RSUs, as discussed below.

The RSUs granted to the NEOs in 2020 vest in three equal installments on each of March 4, 2021, 2022 and 2023, subject to the NEO’s continued service with the Company through each such vesting date, except as provided in the 2019 Incentive Award Plan or the applicable award agreement. In the case of death or disability, a NEO will vest in a prorated portion of the RSUs scheduled to vest on the next annual vesting date based on the portion of the calendar year that has elapsed through the date of termination. Prorated vesting upon retirement will be within the discretion of the Compensation Committee. In addition, in the event of a change in control, provided the NEO has not experienced a termination of service prior to the change in control, all of the RSUs will vest and be settled in shares of our common stock immediately prior to such change in control.

In January 2020, the Compensation Committee approved a one-time award of 35,000 RSUs for Ms. Smith, in recognition of her outstanding performance managing the operations of the entire Parsons portfolio.  These RSUs vest on December 31, 2021, subject to her continued service with the company through such vesting date and are eligible for the same accelerated vesting as the other RSUs granted to our NEOs described above.

The PSUs granted in 2020 are earned upon the achievement of pre-established performance goals over a three-year performance cycle. Each year our Board approves the applicable performance criteria, including the level(s) of performance, upon which the PSUs payable will be determined in respect of a NEO’s PSU target award. The performance goals may be expressed in terms of overall Company financial results on an absolute or relative basis, such as, but not limited to, its results in relation to a budgeted target or industry benchmarks. At the end of a performance cycle, the Compensation Committee determines actual performance against the applicable performance goals and the resulting number of PSUs actually earned by a NEO. A NEO’s PSU target dollar value is converted into a number of PSUs on the date of grant based on the trailing 60-trading day weighted average up to and including the grant date.

The three-year performance cycle for the PSUs granted in 2020 commenced on January 1, 2020 and will end on December 31, 2022. These PSUs are referred to as the “2020-2022 PSUs.” The performance goals for the 2020-2022 PSUs were divided equally between cumulative contract award values and adjusted EBITDA margin, which the Compensation Committee believed to be important metrics for driving performance and promoting alignment of the interests of our executive officers and our stockholders. The targets set for the 2020-2022 PSU performance goals were determined based on the Company’s business plan and are designed to be challenging yet attainable, with the opportunity for a maximum payout of 200% of the target PSUs in connection with performance achievement of 116% of target, or greater, for cumulative contract awards, and 113% of target, or greater for adjusted EBITDA margin. Target performance relative to the performance goals will result in 100% of the PSUs vesting. Parsons must achieve threshold performance (90% of target for cumulative contract awards and 90% of target for adjusted EBITDA margin) for at least one of these two financial metrics for any PSUs to vest.

The resulting number of PSUs after determining performance relative to the cumulative contract awards and adjusted EBITDA margin that would be eligible to vest will then be multiplied by a multiplier (the "rTSR Multiplier") determined based on the Company's relative total stockholder return ("rTSR") percentile ranking within the custom “Peer Benchmark” (as defined below) for the 2020-2022 Performance Cycle as follows:

rTSR Performance for the 2020-2022 Performance Cycle	rTSR Multiplier
Company rTSR ranking of 75th percentile or above	125%
Company rTSR ranking of 50th percentile	100%
Company rTSR ranking of 25th percentile or below	75%

rTSR achievement between threshold and target and between target and maximum will be calculated as an interpolation between the potential payment results.

The "Peer Benchmark" includes AECOM, Booz Allen Hamilton Holding Corporation, CACI International Inc, Jacobs Engineering Group Inc, Leidos Holding, Inc, ManTech International Corporation, Science Applications International Corporation, Stantec Inc, Tetra Tech Inc, and WSP Global Inc.  The Peer Benchmark represents peers we benchmark financial performance against and is generally in line with most analysts’ models, which the Compensation Committee believed to be appropriate for purposes of computing relative TSR.

The 60-trading day weighted average stock price preceding (and including) the first day and last day of the 2020-2022 performance cycle will be used to determine the company's rTSR relative to the Peer Benchmark Group.

Following the completion of the three-year performance cycle, the Compensation Committee will determine the achievement percentage relative to the performance goals and rTSR for the performance cycle and determine the final achievement percentage for the PSUs. Except as provided in the 2019 Incentive Award Plan or the applicable award agreement, a recipient must be employed on the date of payout in order to be eligible to vest in the PSUs.

In the event of a NEO’s termination of service due to retirement, death or disability prior to the payment date and prior to the occurrence of a change in control, the NEO will remain eligible to vest in and receive a prorated portion of his or her PSUs for the portion of the three-year performance cycle that has elapsed prior to the date of the termination based on actual performance for the three-year cycle, with the PSUs vesting upon Compensation Committee certification of performance following the performance cycle (or, if earlier, the date of a change in control). In the event of a change in control prior to the end of the performance cycle, provided the NEO has not experienced a termination of service prior to the change in control, a number of PSUs equal to the target PSUs shall vest and be settled in shares of our common stock immediately prior to such change in control.

Long-Term Incentive Awards Prior to IPO; Vesting of 2018-2020 Long-Term Incentive Awards

Prior to our IPO, we maintained three long-term incentive compensation plans in which our NEOs participated - the Long-Term Growth Plan (“LTGP”), the Shareholder Value Plan (“SVP”), and the Restricted Award Unit (“RAU”) Plan - each of which are described in greater detail below.  Long-term incentive awards granted under these plans prior to 2019 were granted in the form of phantom units that are settled in cash.  Commencing in 2019, awards granted under the LTGP and RAU plans are settled in shares.  We refer to the 2019 awards under our LTGP and RAU Plan as RSUs and PSUs, as they will be settled in shares.  We did not issue any SVP awards in 2019.

Each NEO’s long-term incentive compensation target was historically equally divided across these three plans and the awards under each plan have three-year cliff vesting. Additionally, except in the case of death, disability or retirement, as described above and below, a NEO must remain employed through the vesting date in order to receive payment on an award. The value of each of the awards under our legacy long-term incentive plans is linked to the value of our common stock, thereby supporting our pay-for performance philosophy and retention efforts.

LTGP. The LTGP provides an opportunity for the NEOs to earn a cash payment based on a number of phantom stock units that are earned upon the achievement of pre-established performance goals. Each phantom stock unit has the equivalent value of one share of our common stock. Our LTGP, therefore is similar to a cash-settled PSU.

Each year our Board approved the applicable performance criteria, including the level(s) of performance, upon which the potential amount(s) payable will be determined in respect of a NEO’s “Long Term Growth Opportunity Target”. A NEO’s “Long Term Growth Opportunity Target” is the target dollar value of the incentive which could potentially be earned by a NEO in respect of a performance cycle. The target is expressed in U.S. dollars which are converted into phantom stock units based on our then-current share price at the beginning of the performance cycle. The performance goals may be expressed in terms of overall Company financial results on an absolute or relative basis, such as, but not limited to, its results in relation to a budgeted target or industry benchmarks.

At the end of a performance cycle, the Compensation Committee determines actual performance against the applicable performance goals and the resulting number of phantom stock units actually earned by a NEO. The earned phantom stock units are then paid in cash based on the value of our common stock at the end of the performance cycle.

The 2018-2020 performance cycle performance goals were divided equally between cumulative contract award values and NOI margin, which the Compensation Committee believed to be important metrics for driving performance and promoting alignment of the interests of our executive officers and our stockholders. The targets set for 2018-2020 performance goals were determined based on the business plan, and were designed to be challenging yet attainable, with the opportunity for a maximum payout of 150% of the target units in connection with performance achievement of 120%, or greater, of the performance goal target. Parsons must achieve threshold performance of 80% for at least one of these two financial metrics for any amount to be paid under the LTGP. Outstanding LTGP awards were generally eligible for the same accelerated vesting terms as described above for the 2020-2022 PSUs.

At least threshold performance of 80% was required for at least one of these two financial metrics for any amount to be paid under the LTGP. At threshold performance the NEO earned 50% of his or her phantom unit award, 100% at target performance and 150% upon achievement of the maximum goal. The threshold, target and maximum goals for the 2018-2020 cycle were:

Cumulative Contract Awards ($ billions)	Potential Payout %*
<$10.40	0
$10.40	50%
$11.70	75%
$13.00	100%
$14.30	125%
≥$15.60	150%
*Between these values determined on a straight-line basis

Results between threshold and target are determined by straight line interpolation, but a steeper curve was applied to performance between target and maximum.

NOI Margin	Potential Payout %*
<6.7%	0
6.7%	50%
7.1%	75%
7.5%	100%
7.8%	125%
>8.2%	150%
*Between these values determined on a straight-line basis

For the 2018-2020 performance cycle, in March 2021, the Compensation Committee determined that our cumulative contract awards was $12.839 billion and our NOI margin was 7.2%, resulting in a weighted average performance achievement of 89.08% of the target awards. The 2018-2020 LTGP awards will be paid in cash to the NEOs in March 2021.  For information about the 2018-2020 LTGP awards held by each of our NEOs, see the “Outstanding Long-Term Incentive Awards at Fiscal Year-End Table” below.

SVP. The SVP provided a cash incentive based on the increase in our share price over a three-year period, multiplied by a number of phantom share units. If at the end of a performance cycle our share price had not increased, then no SVP incentive award payment was earned. Each SVP award acted similar to a time vested cash-settled stock appreciation right. All outstanding SVP awards were vested as of December 31, 2020.

RAU Plan. The RAU Plan provided the opportunity to earn a cash payment based on the value of a specified number of phantom stock units subject to the executive officer’s continued employment for a specified period. Each RAU award was similar to cash-settled time vested restricted stock unit. All outstanding RAU awards were vested as of December 31, 2020.

The value of the 2018-2020 awards, for the purposes of the determining the cash payment, is based on trailing 60-trading day weighted average up to and including the vesting date.

Other Compensation Elements

We also provide our employees, including our NEOs with a variety of employee benefit plans, including our ESOP, a 401(k) plan with matching contributions, non-qualified deferred compensation plans and welfare benefits, such as health, life and disability, which we use to attract and retain our employees.

We also offer financial planning and executive physical reimbursements to our NEOs to the extent our Board believes that these limited perquisites are appropriate to assist an individual NEO in the performance of his or her duties, to make our NEOs more efficient and effective, and for recruitment, motivation or retention purposes.

All future practices with respect to perquisites or other personal benefits will continue to be subject to periodic review and approval by the Compensation Committee.

Post-Employment Compensation

The initial terms and conditions of employment for each of our NEOs are set forth in written offer letters. Each of our NEOs are employed on an at-will basis.

We have offered each NEO certain protection in the event of their termination of employment under specified circumstances following a change in control of our company. We believe that these protections serve our executive retention objectives by ensuring that we will have continued dedication of the NEO and the availability of his or her advice and counsel, and, with respect to the post-change in control separation benefits, to induce the NEOs to remain in our employ in the face of a potential change in control. The terms of these arrangements were determined by the Compensation Committee.

For a summary of the material terms and conditions of our post-employment compensation arrangements, see “—Potential Payments upon Termination or Change in Control” below.

Compensation Clawback Policy

Our Compensation Clawback Policy that applies to our NEOs. Pursuant to this policy, the Compensation Committee has the authority to seek:

•

Compensation paid, payable or awarded under the Company’s short- and long-term incentive compensation programs, including any discretionary bonuses, equity-based incentive awards (whether or not vested).

•

Shares or phantom units acquired upon vesting or lapse of restriction of any awards; shares or phantom units acquired upon exercise of options or appreciation rights; dividend equivalents paid on equity incentive awards.

•	Cash incentives.

In the event of:

•

If the Company suffers, or could reasonably be expected to suffer material financial damage as a result of any conduct by the NEO constituting fraud, material theft of Company assets, bribery, corruption, or other illegal acts, gross negligence, or willful misconduct involving the Company or its subsidiaries (“Detrimental Conduct’’).

•

A material restatement of the Company’s financial or operational results, as a result of the NEO’s Detrimental Conduct, but not including restatements caused by changes in accounting rules, reclassifications or similar retrospective changes that are not the result of Detrimental Conduct (a “Restatement”).

The Compensation Committee may recover under this policy the incentive compensation paid, awarded or acquired by the NEO within the three years preceding the date on which the Compensation Committee determines circumstances triggering the right to clawback such compensation has occurred. Additionally, in the event of a Restatement, the amount that may be recovered under this policy will be limited to the excess of the amount of any incentive compensation actually paid, vested or awarded, and the amount of any such incentive compensation that would have been paid, vested or awarded had the financial or operational results been properly reported.

Any clawback under this policy may, in the discretion of the Compensation Committee, be accomplished through (1) the reduction, forfeiture or cancellation of awards whether or not vested or deferred, (2) requiring the repayment to the Company of any gain realized or payment received upon the exercise or payment of the award valued as of the date of exercise or payment, (3) adjusting future incentive compensation opportunities, or (4) such other manner as the Compensation Committee, in its discretion, determines to be appropriate.

The Company’s right of clawback under this Policy is in addition to any other remedy available to it, including, but not limited to, termination of employment, the initiation of civil or criminal proceedings, and any right to repayment under the Sarbanes-Oxley Act of 2002, and any other applicable law.

Executive Ownership Guidelines

We adopted stock ownership guidelines in January 2020, as the Board believes that it is important to link the interests of our NEOs to those of our stockholders. The stock ownership guidelines require our executives to accumulate and hold a minimum number of shares of Parsons common stock within five years of the later of (1) the effective date of the policy or (2) the date of appointment/promotion of the executive officer. The specific Parsons stock ownership requirements for our executive officers are as follows:

CEO	5x Annual Base Salary

Other Executive Officers	3x Annual Base Salary

For our CEO and other executive officers, shares of our common stock that count towards satisfaction of these guidelines include (1) common stock directly owned by the executive or immediate family member (2) common stock owned indirectly if the individual has an economic interest in the shares (beneficial ownership as defined in Rule 13d-3 and reported in the proxy) (3) shares held through the ESOP, (4) unvested restricted stock or RSUs, excluding shares or units remaining subject to achievement of performance goals, and (5) shares held through the 401(k) plan, at such time in the future this option is available.

Value of ownership is measured by reference to the trailing 60 trading day weighted average of the Parsons common stock, up to and including last day of the calendar year; compliance is evaluated annually.

As of December 31, 2020, each of our NEOs is in compliance with their ownership guideline, either by meeting their executive ownership requirement, or by having made sufficient progress toward their ownership requirement based on time in role.

Anti-Hedging and Anti-Pledging Policies

Under our Insider Trading Compliance Policy, we prohibit our employees, including our NEOs, and Board members, from hedging the risk associated with ownership of shares of Parsons common stock and other securities, as well as from pledging any Parsons securities as collateral for a loan.

Compensation-Related Risk

Our Compensation Committee is responsible for the oversight of our risk profile, including compensation-related risks. Our Compensation Committee monitors our compensation policies and practices as applied to our employees to ensure that these policies and practices do not encourage excessive and unnecessary risk-taking, and that the level of risk that they do encourage is not reasonably likely to have a material adverse effect on us. The compensation policies and practices in place that mitigate unnecessary risk include:

•	An appropriate compensation mix that is designed to balance fixed and variable pay and emphasize both short-term and long-term performance.
•	A substantial portion of incentive compensation for top level executives is associated with our long-term performance. This discourages short-term risk taking.
•	Multi-year vesting provisions (3-year cliff for performance awards and 3 year ratable for time-based awards) for all equity awards granted under our long-term incentive plans.
•

Financial performance measures used for incentive plans covering colleagues at all levels of the Company include a balanced mix of financial metrics that are in-line with operating and strategic plans.

•	Different performance measures are used in our short- and long-term incentive plans, which provides a balance and reduces the opportunity to take undue risks to meet a single goal.
•	A significant portion of annual and long-term incentive payments are based on Company and business profitability, ensuring a correlation between pay and performance.
•

Financial targets are appropriately set, and if not achieved, result in a reduction of compensation. Assuming at least threshold performance is achieved, our incentive plans generally result in some payouts at levels below target, rather than an “all-or-nothing” approach.

•	Executive and broad-based incentive plans cap the maximum award payable to any individual.
•

The Compensation Committee considers information from peer group companies to provide a reference for compensation design, thereby avoiding unusually high pay opportunities relative to the company’s peers.

•	Incentive payments are subject to clawback in the event of certain conduct or conduct causing a material restatement of our financial results.

Impact of Tax and Accounting

As part of its role, the Compensation Committee reviews and considers the deductibility of our executive compensation under Section 162(m) of the Internal Revenue Code. Section 162(m) generally limits the tax deduction for compensation in excess of one million dollars paid to certain executive officers. The Compensation Committee does not necessarily limit executive compensation to the amount deductible under that provision.

In its review and establishment of compensation programs and awards for our NEOs, the Compensation Committee considers the anticipated deductibility or non-deductibility of the compensation as only one factor in assessing whether a particular compensatory arrangement is appropriate, particularly in light of the goals of maintaining a competitive executive compensation system generally (i.e., paying for performance and maximizing stockholder return).

The Compensation Committee reserves the right to use their judgment to authorize compensation payments that do not qualify for the compensation deduction if, in light of all applicable circumstances, they believe that such payments are appropriate and in the Company’s best interests and that of our stockholders.

In designing and implementing our compensation programs the Compensation Committee also takes into account the accounting impact of such payments. However, it ultimately determines pay based on the most effective means to implement our long-term strategy.

COMPENSATION TABLES

Summary Compensation Table

The following table presents summary information regarding the total compensation awarded to, earned by, or paid to each of our NEOs for services rendered in all capacities for fiscal 2020.

SUMMARY COMPENSATION TABLE
Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	SVP Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
Charles L. Harrington	2020	1,140,001	4,974,490	—	1,875,000	102,654	139,814	$8,231,959
Chief Executive	2019	1,140,001	4,512,024	—	1,169,100	788,762	132,147	$7,742,034
Officer	2018	1,133,396	3,000,000	1,500,000	1,455,500	184,102	563,382	$7,836,380
Carey A. Smith	2020	694,230	2,905,329	—	977,700	3,403	70,076	$4,650,738
President & Chief	2019	614,390	940,010	—	481,400	21,233	76,050	$2,133,083
Operating Officer	2018	457,793	556,200	278,100	579,300	19,326	33,630	$1,924,349
George L Ball	2020	588,658	896,266	—	755,500	76,219	67,052	$2,383,695
Chief Financial	2019	572,890	846,000	—	396,600	315,905	71,629	$2,203,024
Officer	2018	554,521	580,000	290,000	498,700	112,069	148,237	$2,183,527
Michael R. Kolloway	2020	458,076	606,966	—	452,400	1,764	131,935	1,651,141
Chief Legal Officer	2019	422,133	408,924	—	223,100	12,549	105,327	$1,172,033
	2018	396,662	267,734	133,867	267,500	12,709	171,588	$1,250,060
Debra A. Fiori	2020	412,194	479,168	—	400,000	2,331	52,461	$1,346,154
Chief People
Officer

(1)

For 2019 and 2020, this column represents the aggregate grant date fair value, calculated in accordance with FASB ASC Topic 718, of RSUs and PSUs granted in 2020. Amounts do not correspond to the actual value that will be realized by the NEOs. The grant date fair value as calculated under FASB ASC Topic 718 of the RSUs is determined by multiplying our share price on the date of grant by the number of shares subject to the award. With respect to the PSUs, the grant date fair value is based on the estimated probable outcome of the performance objectives applicable to such awards on the grant date, which was determined to be 100% of target levels in 2020 and 90% of target levels in 2019. The grant date fair value of the PSUs granted in 2020 assuming achievement at maximum levels (200% of target levels and 125% rTSR multiplier) is as follows: $7,521,231 for Mr. Harrington, $2,111,440 for Ms. Smith, $1,355,138 for Mr. Ball, $917,708 for Mr. Kolloway, and $724,502 for Ms. Fiori. The grant date fair value of the PSUs granted in 2019 assuming achievement at maximum levels (200% of target levels) is as follows: $5,760,000 for Mr. Harrington, $1,199,952 for Ms. Smith, $1,080,000 for Mr. Ball, and $522,000 for Mr. Kolloway. For additional information on the valuation assumptions used in the calculation of these amounts, refer to note 6 to the financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, as filed with the SEC. For 2018, amounts represent awards granted under the LTGP for the 2018-2020 performance cycle at target and the RAU. Awards granted under both the LTGP and the RAU Plan are payable in cash and the NEOs have no right to receive shares. The grant date fair value as calculated under FASB ASC Topic 718 of the awards is determined by multiplying our share price for 2018 by the number of shares subject to the award. In the event that the LTGP awards pay out at maximum value, the total grant date values are $2,250,000 for Mr. Harrington, $417,150 for Ms. Smith, $435,000 for Mr. Ball, $200,801 for Mr. Kolloway, and $200,801 for Ms. Fiori.

(2)

The amounts above reflect the intrinsic value of the SVP awards calculated based on management’s estimated appreciation in fair market value of our shares over the applicable performance cycle, and do not reflect a grant date fair value calculated under FASB ASC Topic 718. SVP awards are payable solely in cash and the NEOs have no right to receive shares.

(3)

Non-equity incentive plan awards consist of annual incentive awards payable under the Company’s AIP. For more information about the Company’s AIP, please see “Compensation Discussion and Analysis — Annual Cash Incentives” above.

(4)	Represents earnings under the Company’s non-qualified deferred compensation plans for the applicable fiscal year.
(5)	The table below describes the elements included in All Other Compensation:

ALL OTHER COMPENSATION TABLE
			Employer Contributions Under Defined Contribution Plans
Name	Life Insurance ($)	Excess Liability Coverage ($)	Employer 2020 ERP Contribution ($)	Employer 2020 ESOP Contribution ($)	Employer 401(k) Match ($)	Executive Physical ($)	Financial Planning ($)	Relocation ($)	Charitable Matching Contribution ($)	Total ($)
Charles L. Harrington	7,424	1,986	68,400	22,800	5,700	2,400	—	26,104	5,000	139,814
Carey A. Smith	1,520	1,986	33,071	22,800	5,700	—	—	—	5,000	70,076
George L. Ball	6,089	1,986	24,293	22,800	5,700	1,045	140	—	5,000	67,052
Michael R. Kolloway	25,750	1,986	13,846	22,800	5,700	—	—	56,853	5,000	131,935
Debra A. Fiori	4,900	1,986	10,176	22,800	5,700	1,250	650	—	5,000	52,461

Grants of Plan-Based Awards Table

The following table presents, for each of the NEOs, information concerning each award granted during fiscal 2020. This information supplements the information about these awards set forth in “—Summary Compensation Table.”

GRANTS OF PLAN-BASED AWARDS TABLE
			Estimated Payouts Under Non- Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)
Named Executive Officer		Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units (3)(#)	Grant Date Fair Market Value of Stock Awards (4) ($)
Charles L.	AIP	1/20/2020	712,500	1,425,000	2,850,000
Harrington	PSU	3/5/2020				39,143	78,285	195,713		3,008,493
	RSU	3/5/2020							52,190	1,965,997
Carey A.	AIP	1/20/2020	385,000	770,000	1,540,000
Smith	PSU	3/5/2020				10,989	21,977	54,943		844,576
	RSU	3/5/2020							14,651	551,903
	RSU	1/21/2020							35,000	1,508,850
George L.	AIP	1/20/2020	297,500	595,000	1,190,000
Ball	PSU	3/5/2020				7,053	14,105	35,263		542,055
	RSU	3/5/2020							9,403	354,211
Michael R.	AIP	1/20/2020	178,125	356,250	712,500
Kolloway	PSU	3/5/2020				4,776	9,552	23,880		367,083
	RSU	3/5/2020							6,368	239,883
Debra A.	AIP	1/20/2020	157,500	315,000	630,000
Fiori	PSU	3/5/2020				3,771	7,541	18,853		289,801
	RSU	3/5/2020							5,027	189,367

(1)

Non-equity incentive plan awards consist of annual incentive awards payable under the Company’s AIP. For more information about the Company’s AIP, please see “Compensation Discussion and Analysis — Annual Cash Incentives” above.

(2)

Represents the number of units subject to the 2020-2022 PSU awards. The 2020-2022 PSUs are eligible to vest based on the achievement of performance goals over the three-year performance cycle ending December 31, 2022; 50% is based on achievement of cumulative contract award value and 50% is based on achievement of adjusted EBITDA margin through December 31, 2022 and continued employment through the date of payout, which will be no later than March, 2023. Payouts may range from 0% to 200% of target based on actual cumulative contract award and adjusted EBITDA margin performance achieved over the three-year performance cycle, with a maximum modified payout of 250% based on actual rTSR performance relative to a custom industry peer benchmark for the three-year performance cycle. For more information about the accelerated vesting of these PSUs, see “Compensation Discussion and Analysis — Long-Term Incentives” above.

(3)

The RSUs granted on March 5, 2020 vest in three equal installments on each of March 4, 2021, 2022 and 2023, subject to the NEO’s continued service with the Company through each such date. The RSUs granted to Ms. Smith on January 21, 2020 vest on December

31, 2021, subject to her continued service with the Company through the vesting date. For more information about the accelerated vesting of these RSUs, see “Compensation Discussion and Analysis — Long-Term Incentives” above.

(4)

The grant date fair value of stock awards amounts was calculated in accordance with FASB ASC Topic 718. The grant date fair value as calculated under FASB ASC Topic 718 of the RSUs is determined by multiplying our share price on the date of grant by the number of shares subject to the award. With respect to the PSUs, the grant date fair value is based on the estimated probable outcome of the performance objectives applicable to such awards on the grant date, which was determined to be 100% of target levels. For additional information on the valuation assumptions used in the calculation of these amounts, refer to note 6 to the financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, as filed with the SEC.

Outstanding Long-Term Incentive Awards at Fiscal Year-End Table

The following table summarizes the number of shares of common stock underlying our cash settled LTGP awards granted in 2018, and our RSU and PSU awards granted in 2019 and 2020, for each NEO as of December 31, 2020.

OUTSTANDING LONG-TERM INCENTIVE AWARDS AT FISCAL YEAR-END TABLE
Named Executive Officer		Number of LTGP Units and RSUs That Have Not Vested (#)	Market Value of LTGP Units and RSUs That Have Not Vested ($) (1)	Number of Unearned PSUs That Have Not Vested (#)	Market Value of Unearned PSUs That Have Not Vested ($) (1)
Charles L.	2020 RSU(2)	52,190	1,900,238
Harrington	2020 PSU(3)			78,285	2,850,357
	2019 RSU(4)	26,667	970,945
	2019 PSU(5)			120,000	4,369,200
	2018 LTGP(6)	58,941	2,146,042
Carey A. Smith	2020 RSU(2)	14,651	533,443
	2020 RSU(2)	35,000	1,274,350
	2020 PSU(3)			21,977	800,183
	2019 RSU(4)	5,556	202,294
	2019 PSU(5)			24,999	910,214
	2018 LTGP(6)	10,925	397,779
George L. Ball	2020 RSU(2)	9,403	342,363
	2020 PSU(3)			14,105	513,563
	2019 RSU(4)	5,000	182,050
	2019 PSU(5)			22,500	819,225
	2018 LTGP(6)	11,393	414,819
Michael R.	2020 RSU(2)	6,368	231,859
Kolloway	2020 PSU(3)			9,552	347,788
	2019 RSU(4)	2,417	88,003
	2019 PSU(5)			10,875	395,959
	2018 LTGP(6)	5,258	191,444
Debra A.	2020 RSU(2)	5,027	183,033
Fiori	2020 PSU(3)			7,541	274,568
	2019 RSU(4)	2,233	81,304
	2019 PSU(5)			10,050	365,921
	2018 LTGP(6)	5,258	191,444

(1)

The market value of the long-term incentive awards was determined by multiplying the number of units, subject to the award by the closing price per share of our common stock of $36.41 on December 31, 2020, the last trading day of fiscal year 2020.

(2)

The RSUs vest in three equal installments on each of March 4, 2021, 2022 and 2023, subject to the NEO’s continued service with the Company through each such date. The 35,000 RSUs granted to Ms. Smith vest on December 31, 2021, subject to her continued service with the Company through the vesting date. For more information about the accelerated vesting of these RSUs, see “Compensation Discussion and Analysis — Long-Term Incentives” above.

(3)

Represents the number of units subject to the 2020-2022 PSU awards at target levels. The 2020-2022 PSUs are eligible to vest based on the achievement of performance goals over the three-year performance cycle ending December 31, 2022; 50% is based on achievement of cumulative contract award value and 50% is based on achievement of adjusted EBITDA margin through December 31, 2022 and continued employment through the date of payout, which will be no later than March 2023. Payouts may range from 0% to 200% of target based on actual cumulative contract award and adjusted EBITDA margin performance achieved over the three-year performance cycle, with a maximum modified payout of 250% based on actual rTSR performance relative to a custom industry peer benchmark for the three-year performance cycle. For more information about the accelerated vesting of these PSUs, see “Compensation Discussion and Analysis — Long-Term Incentives” above.

(4)

The remaining RSUs vest on December 31, 2021, subject to the NEO’s continued service with the Company through each such date. For more information about the accelerated vesting of these RSUs, see “Compensation Discussion and Analysis — Long-Term Incentives” above

(5)

Represents the number of units, subject to the 2019-2021 PSU awards at target levels. The 2019-2021 PSUs are eligible to vest based on the achievement of performance goals over the three-year performance cycle ending December 31, 2021; 50% is based on achievement of cumulative contract award value and 50% is based on achievement of adjusted EBITDA margin through December 31, 2021 and continued employment through the date of payout, which will be no later than March, 2022. For more information about the accelerated vesting of these PSUs, see “Compensation Discussion and Analysis — Long-Term Incentives” above.

(6)

Represents the number of units, subject to the 2018-2020 LTGP awards based on the actual performance payout of 89.08%. The performance goals for the 2018-2020 LTGP awards were achieved at such level on December 31, 2020, but the awards remained subject to forfeiture subject to continued employment through the payment date of the award, which will occur on March 19, 2021.

Long-Term Incentive Awards that Vested in 2020

The following sets forth the number of SVP, LTGP and RAU units and RSUs that vested in 2020. SVP, LTGP and RAU units that were granted prior to 2019 and vested in 2020 were settled in cash. RSUs that vested in 2020 were settled in shares of our common stock.

LONG-TERM INCENTIVE AWARDS VESTED TABLE
	SVP Awards		LTGP and RAU Awards		RSU Awards
Named Executive Officer	Number of Shares Subject to SVP (#) (1)	Value Realized ($)	Number of LTGP and RAU Units Acquired on Vesting (#) (2)	Value Realized on Vesting ($)	Number of RSU Awards Vested (#) (3)	Value Realized on Vesting ($) (4)
Charles L. Harrington	529,983	5,835,113	116,371	4,122,685	26,667	970,945
Carey A. Smith	98,259	1,081,832	46,495	1,594,579	5,556	202,294
George L. Ball	102,462	1,128,107	22,429	794,439	5,000	182,050
Michael R. Kolloway	47,298	520,751	5,904	198,847	2,417	88,003
Debra A. Fiori	47,298	520,751	10,352	366,670	2,233	81,304

(1)	Represents SVP awards granted in 2018 which vested on December 31, 2020 but were paid in cash in 2021.
(2)

Represents (a) 2017-2019 LTGP awards that were earned based on performance over the 2017-2019 performance cycle but that vested based on continued employment through the date of payout in March 2020, and (b) RAUs granted in 2018 that vested on December 31, 2020 but paid in cash in March 2021. For Ms. Smith, includes 24,999 RAUs granted to her in connection with her commencement of employment in 2016 that vested on December 15, 2020 and were settled in cash.

(3)	Represents RSUs granted in 2019 that vested on December 31, 2020 and were settled in shares of our common stock.
(4)	Value realized on vesting calculated by multiplying the number of RSUs that vested multiplied by the closing price per share of our common stock on the date of vesting.

Nonqualified Defined Contribution and Other Nonqualified Deferred Compensation

Parsons Executive Restoration Plan (“ERP”): The ERP provides a vehicle to restore qualified plan benefits that are reduced because of limitations on compensation imposed under the Code under the ESOP and the 401(k) plan. The amount credited to a NEO under the ERP is equal to a percentage of the NEO’s eligible compensation under the ESOP based on the total percentage of compensation that we contribute to the ESOP. NEOs vest in their ERP accounts in accordance with the same vesting schedule as the ESOP. Vested ERP account balances are paid in cash in a lump sum upon a NEO’s termination of employment, or, if so elected by the NEO, upon a change in control or substantial financial hardship.

The amount credited to a NEO under the ERP will be equal to a percentage of the NEO’s eligible compensation under the ESOP based on the total percentage of compensation that we contribute to the ESOP. The ERP will earn an annual rate of interest on the ERP funds equal to the average of prime rates made available to preferred borrowers by Bank of America, N.T. & S.A., Los Angeles Branch (or any successor thereto) determined as of the first working day of each calendar month prior to the complete distribution of an ERP account.

Bonus and Equity Deferrals Prior to 2019: Prior to 2019, our NEOs were eligible defer their annual cash incentive bonus under our Bonus Deferral Plan, and the value of their LTGP, SVP and RAU awards. We discontinued offering these deferral alternatives to our NEOs in 2019.

•

The Bonus Deferral Plan: Our NEOs were eligible to participate in the Bonus Deferral Plan, which is a non-qualified deferred compensation plan that allowed them to meet their retirement and other future income needs by deferring all or a portion of their annual cash incentive bonus. The amount deferred earns interest each year at a rate equal to the average of the annual prime rates made available to preferred borrowers by the Los Angeles branch of Bank of America. Benefits under this plan are payable upon termination of employment, a specified future date, or upon a change in control if so elected by the executive. Only Mr. Harrington and Mr. Ball have participated in this plan.

•

SVP Deferrals: Prior to 2019, participants in the SVP were eligible to elect to defer 0% or 25% to 100% of the SVP awards that may become payable under such plan until the later of the participant’s termination of employment or at the date elected. Participants could then elect that amounts that are to become payable upon such participant’s termination due to retirement or disability be paid in a lump sum payment, five substantially equal annual installments or ten substantially equal annual installments. SVP deferrals will also be paid within 30 days following a change in control. Only Mr. Ball has elected to defer a portion of his SVP awards granted to him prior to 2019.

Legacy Plans: We also have three other historical deferred compensation plans pursuant to which executives were allowed to defer their long-term incentives, which we refer to as the “Legacy Plans” below. Deferrals under those plans also earn interest at the average of the annual prime rates made available to preferred borrowers by the Los Angeles branch of Bank of America.

NONQUALIFIED DEFERRED COMPENSATION TABLE
Named Executive Officer	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Charles L. Harrington
Executive Restoration Plan	—	68,400	78,278	—	2,307,294
Bonus Plan	—	—	4,999	—	142,984
Legacy Plan	—	—	19,376	—	554,199
Carey A. Smith
Executive Restoration Plan	—	33,071	3,403	—	130,414
George L. Ball
Executive Restoration Plan	—	24,293	25,511	—	753,941
Bonus Plan	—	—	23,644	—	676,251
Shareholder Value Plan	—	—	551	—	15,772
Legacy Plan	—	—	26,514	—	758,344
Michael R. Kolloway
Executive Restoration Plan	—	13,846	1,764	—	64,307
Debra A. Fiori
Executive Restoration Plan	—	10,176	2,331	—	76,844
(1)

Employer contributions are reported as “All Other Compensation” for 2020 in the Summary Compensation Table above. All employer contributions under the Executive Restoration Plan in 2018 and 2019 have been reported in the Summary Compensation Tables in the company’s previously filed proxy statement or registration statement on Form S-1, to the extent that an executive was a named executive officer in the fiscal year for which such disclosure was made, in the following amounts:  Mr. Harrington, $171,840; Ms. Smith, $53,672; Mr. Ball, $57,241; and Mr. Kolloway, $26,379.

2020 CEO Pay Ratio

We are providing the following information regarding the relationship of the annual total compensation of our median employee to the annual total compensation of our CEO (in each case, the annual total compensation was calculated in accordance with SEC rules applicable to the Summary Compensation Table above). The pay ratio included in this information is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.

For 2020:

•	Our median employee’s annual total compensation was $96,020.
•	Our CEO’s annual total compensation, as reported in the Summary Compensation Table, was $8,231,959.
•	Based on this information, the ratio of the annual total compensation of our CEO to the annual total compensation of our median employee is 86 to 1.

Pay Ratio Methodology

SEC rules allow us to select a methodology for identifying our median employee in a manner that is most appropriate based on our size, organizational structure and compensation plans, policies and procedures.

We selected December 31, 2020 as the date on which to determine our median employee, which is the last date of our last completed fiscal year. As of that date, we had 15,127 employees, with 9,656 employees based in the United States and 5,471 employees located outside of the United States. The pay ratio disclosure rules provide an exemption for companies to exclude non-U.S. employees from the median employee calculation if non-U.S. employees in a particular jurisdiction account for five percent (5%) or less of the company’s total number of employees. We applied this de minimis exemption when identifying the median employee by excluding employees in 5 countries: 5 employees in Denmark, 19 employees in France, 11 employees in in Germany, 2 in Hong Kong, and 13 employees in the United Kingdom.

 After taking into account the de minimis exemption, 9,656 employees based in the United States and 5,421 employees located outside of the United States were considered for purposes of identifying the median employee.

For purposes of identifying the median employee from our employee population base, we considered base salary for 2020, including overtime, as compiled from our payroll records. We selected base salary as this information is readily available in each country. In addition, we measured compensation for purposes of determining the median employee using the year-to-date period ended December 31, 2020 and annualized for all regular employees who were employed on December 31, 2020 but did not work for us for all of 2020. Compensation paid in foreign currencies was converted to U.S. dollars based on exchange rates in effect on December 24, 2020.

Potential Payments upon Termination or Change in Control

Change in Control Agreements

The NEOs are eligible to receive certain severance payments and benefits in connection with various circumstances in connection with a change in control of the Company. The potential severance payments and benefits payable to these NEOs in the event of termination of employment as of December 31, 2020 pursuant to the terms of their individual change in control and severance agreements, or the CIC Agreements, as applicable, are described below.

The CIC Agreements provide severance protections to the NEOs in the event of a resignation by the executive for “Good Reason” or a termination by Parsons without “Cause” (as each such term is defined below) within eighteen months following a change in control or if any successor company fails to assume the CIC Agreement or repudiates or breaches any provision of the CIC Agreement within such eighteen month period (any such event, a “Qualifying Event”).

Under the CIC Agreements, if a Qualifying Event occurs, the executive is eligible to receive the following severance payments and benefits, subject to his or her written notice to the Company of such Qualifying Event, his or her execution of an effective release of claims in favor of the Company and continued compliance with his or her restrictive covenants, payable in a lump sum no later than two and a half months following the Qualifying Event, subject to any delays imposed by Section 409A of the Code:

•

a pro rata portion (based on number of days that elapsed in the calendar year before the Qualifying Event occurred) of the greater of (1) the executive’s target annual bonus for the year of the Qualifying Event or (2) the executive’s annual bonus that would have been paid (as determined by the Board of Directors in its discretion) assuming the year ended on the date of the Qualifying Event and based on actual performance through that date;

•	an amount equal to the highest rate of the executive’s annualized base salary in effect at any time up to and including the Qualifying Event multiplied by two, or for the CEO multiplied by three;
•

an amount equal to the greater of (1) the executive’s target annual bonus for the year of the Qualifying Event or (2) the average of the annual bonuses actually paid to the executive for the two years preceding the year of the Qualifying Event, multiplied by two, or for the CEO multiplied by three; and

•

a non-discounted cash lump sum amount equal to the sum of the following: (1) the Company’s estimate of the costs for the executive’s medical insurance coverage at the level and a cost to the executive comparable to that provided to the executive immediately prior to the Qualifying Event for a period of two years, or three years for the CEO, following such Qualifying Event (which, in the Company’s discretion, may be based on the applicable COBRA rates); (2) the Company’s estimate of the costs for the continuation of that level of the executive’s life insurance coverage that is in effect immediately prior to the Qualifying Event, for a period of two years, or three years for the CEO, following such Qualifying Event, or, if shorter, the period ending on the last day of the level premium rate guarantee period established by the applicable insurer for such coverage; and (3) the Company’s estimate of the cost for the continuation of the executive’s executive supplemental disability coverage under the Company’s supplemental disability insurance plan in effect immediately prior to the Qualifying Event for a period of two years, or three years for the CEO, following such Qualifying Event (or the date the executive attains age 65, if earlier), but the cash payment in this clause (3) will only be paid if the terms of the applicable insurance policy under such disability insurance plan provide that the coverage may be continued following the Qualifying Event and such costs to be estimated using the extent of the coverage allowed under the terms such policy at a cost to the Company that is no greater than the cost borne by the Company immediately prior to the Qualifying Event.

For purposes of the CIC Agreements, a “change in control” has the same definition as is given to such term in our 2019 Incentive Award Plan.

For purposes of the CIC Agreements, (1) “Cause” means the executive’s (a) commission of fraud or embezzlement in connection with Parsons; (b) conviction of, or pleading guilty or nolo contendere to, a felony involving fraud, dishonesty or moral turpitude; or (c) willful and continued failure to substantially perform material duties which is not remedied in a reasonable period of time after written notice delivered by the Board; and (2) “Good Reason” means the occurrence of any of the following events without the executive’s consent and which is not cured by Parsons within thirty days of such event’s occurrence: (a) a material reduction in the nature or status of the executive’s authorities, duties and/or responsibilities (viewed in the aggregate) from the level in effect on the day immediately prior to a change in control; (b) a reduction in the executive’s base salary as in effect on the day immediately prior to a change in control; (c) a material reduction of the executive’s aggregate welfare benefits and/or the value of the incentive programs provided under Parsons’ management incentive and/or other short and/or long-term incentive programs, as such benefits and opportunities existed on the day immediately prior to a change in control; (d) relocation of the executive’s principal office by more than fifty miles from the location of the executive’s principal office as of the day immediately prior to a change in control; (e) any purported termination of the executive without satisfying the notice requirements in the CIC Agreement; and (f) Parsons’ failure to obtain agreement from any successor entity to assume and perform its obligations under the CIC Agreement.

The CIC Agreements provide that in the event that any payments would subject the NEO to the excise taxes applicable under Section 4999 of the Code by reason of being a parachute payment under Section 280G of the Code, then if it would cause a better net-after tax result, the amount of such payments will be reduced so that no excise tax would apply.

Additionally, our long-term incentive awards are eligible for accelerated vesting under certain circumstances. For a discussion of the accelerated vested terms of these awards, please see “Compensation Discussion and Analysis – Long-Term Incentive Awards” above.

Potential Payments upon Termination or Change in Control Table

The following table sets forth the estimated payments that would be received by the NEOs in four different scenarios – (1) a termination of employment without cause or following a resignation for good reason (involuntary termination) apart from a change in control, (2) a NEO’s retirement, (3) a NEO’s death or disability, (4) an involuntary termination in connection with a change in control in the circumstances contemplated by the CIC Agreements described above, and (5) a change in control without a corresponding termination of employment. The table below reflects amounts payable to the NEOs assuming their employment was terminated on December 31, 2020 and, if applicable, a change in control of our Company also occurred on that date, and therefore includes only long-term incentive awards outstanding on that date. For purposes of estimating the value of accelerated long-term incentive awards to be received in the event of a termination of employment or change in control, we have assumed a price per share of our common stock of $36.41, which represents the closing market price of our common stock as reported on the NYSE on December 31, 2020. Each of the NEOs are participants in the deferred compensation plans described above under “—Nonqualified Defined Contribution and Other Nonqualified Deferred Compensation” and the ESOP. For more information about payments payable to the NEOs under these deferred compensation plans or the ESOP upon a termination of employment or a change in control, please see “—Nonqualified Defined Contribution and Other Nonqualified Deferred Compensation” above and “—Employee Stock Ownership Plan” below.

Name	Involuntary Termination without a Change in Control ($)	Retirement ($)(1)	Death or Disability($)(2)	Involuntary Termination in Connection with Change in Control ($)	Change in Control ($)(3)
Charles L. Harrington
AIP Payout (4)	1,875,000	1,875,000	1,875,000	—	—
Cash Severance (5)	—	—	—	7,695,000	—
Benefits (6)	—	—	—	82,790	—
Long-Term Incentive Award Acceleration	—	5,848,052	6,375,875	12,075,873	12,075,873
Carey A. Smith
AIP Payout (4)	977,700	977,700	977,700	—	—
Cash Severance (5)	—	—	—	4,410,000	—
Benefits (6)	—	—	—	43,802	—
Long-Term Incentive Award Acceleration	—	1,241,491	2,026,824	3,554,982	3,554,982
George L. Ball
AIP Payout (4)	755,500	755,500	755,500	—	—
Cash Severance (5)	—	—	—	3,570,000	—
Benefits (6)	—	—	—	34,338	—
Long-Term Incentive Award Acceleration	—	1,101,054	1,196,145	2,240,918	2,240,918
Michael R. Kolloway
AIP Payout (4)	452,400	452,400	452,400	—	—
Cash Severance (5)	—	—	—	2,493,750	—
Benefits (6)	—	—	—	81,412	—
Long-Term Incentive Award Acceleration	—	556,911	621,376	1,240,698	1,240,698
Debra A. Fiori
AIP Payout (4)	400,000	400,000	400,000	—	—
Cash Severance (5)	—	—	—	2,205,000	—
Benefits (6)	—	—	—	50,008	—
Long-Term Incentive Award Acceleration	—	512,559	563,381	1,081,914	1,081,914

(1)

Upon a NEO’s retirement, each NEO will remain eligible to vest in a prorated portion of all outstanding LTGP and PSU awards for uncompleted performance cycles based on actual performance for the performance cycle. We have also assumed performance at “target” levels for the relevant performance cycle for outstanding LTGP and PSU awards for purposes of calculating the amount set forth in this column. For purposes of this column, the value of the LTGP awards that relate to the three-year performance cycle that ended on December 31, 2020 are reflected based on actual performance and the amount to be paid to the NEOs in March 2021, subject to their continued employment through the payment date, since the performance cycle was completed on that date.  None of the NEOs were retirement eligible under our long-term incentive awards as of December 31, 2020, but we have reflected the amounts that would have been paid upon retirement on December 31, 2020 had they been so eligible.

(2)

Upon a NEO’s death or disability, each NEO will vest in (a) vest in a prorated portion of all outstanding RSU awards scheduled to vest on the next occurring annual vesting date based on the portion of the twelve-month period preceding such annual vesting date that has elapsed through the date of termination, and (b) remain eligible to vest in a prorated portion of all outstanding LTGP and PSU awards for uncompleted performance cycles based on actual performance for the performance cycle. We have also assumed performance at “target” levels for the relevant performance cycle for outstanding LTGP and PSU awards for purposes of calculating the amount set forth in this column. For purposes of this column, the value of the LTGP awards that relate to the three-year performance cycle that ended on December 31, 2020 are reflected based on actual performance and the amount to be paid to the NEOs in March 2021, subject to their continued employment through the payment date, since the performance cycle was completed on that date.

(3)

Upon a change in control, each NEO will vest in (a) all outstanding RSU awards, and (b) all outstanding LTGP and PSU awards for any uncompleted performance cycle (with vesting at “target” levels). For purposes of this column, the value of the LTGP awards that relate to the three-year performance cycle that ended on December 31, 2020 are reflected based on actual performance and the amount to be paid to the NEOs in March 2021, subject to their continued employment through the payment date, since the performance cycle was completed on that date.  As these awards would vest upon a change in control, without regard to any termination of employment, the value of this acceleration is reflected only in the “Change in Control” column and is not reflected in the “Involuntary Termination in Connection with Change in Control” column (as the awards would have vested as a result of the occurrence of the change in control alone as described above prior to any such involuntary termination).

(4)

Under our AIP, in the event an NEO’s employment is terminated other than for poor performance or misconduct, or as result of his or her retirement, death or disability, and other than as a result of a change in control, he or she will be eligible to receive his or her annual incentive bonus for the applicable year, payable when annual bonuses are paid to employees generally.  None of our NEOs were retirement eligible under our AIP as of December 31, 2020, but we have reflected the amounts that would have been paid upon retirement on December 31, 2020 had they been so eligible.

(5)

Represents the sum of (a) the NEO’s base salary plus the NEO’s target annual bonus for 2020 multiplied by (i) three for Mr. Harrington and (ii) two for the other NEOs, and (b) the NEO’s target annual bonus for 2020 (the full amount of which has been included in respect of the pro-rated target bonus component of the NEO’s severance package given the termination is assumed to have occurred on December 31, 2020 for purposes of this table.  Each NEO’s target annual bonus for 2020 was used for purposes of the severance calculations related to his or her bonus amounts for purposes of this table.  These amounts are payable in a lump sum.

(6)

Represents the amount payable to the NEO under the CIC Agreements in respect of continued medical, life and supplemental disability coverage for (a) three years for Mr. Harrington, and (b) two years for the other NEOs. This amount is payable in a lump sum and subject to the conditions set forth in the CIC Agreements, as described above.

Employee Stock Ownership Plan

Our employees participate in the ESOP, which is a defined contribution stock bonus retirement plan designed to enable eligible employees to obtain an ownership interest in Parsons. The ESOP is funded by contributions made by us which are held in a trust established as part of the ESOP. The contributions are invested in our common stock. Contributions and any earnings or dividends thereon, to the extent such amounts remain in the ESOP, accumulate on a tax deferred basis.

We may make discretionary contributions to the ESOP each year in an amount to be determined by our Board and may be made in cash or in shares of our common stock. We made contributions of 1,874,988 shares in fiscal 2018, 1,345,198 shares in fiscal 2019 and 1,522,381 shares in fiscal 2020 of our common stock, net of forfeitures. In fiscal 2018, 2019 and 2020, we made annual contributions to the ESOP in shares of our common stock in the amount of 8% of the participants’ covered cash compensation for the applicable year (net of shares forfeited by participants in the applicable year). The annual contributions to the ESOP are allocated to participants’ accounts each year to participants who were eligible employees during the year, and the allocations are made on a basis proportional to compensation. Covered compensation for an eligible employee under the ESOP generally includes base pay, overtime pay, assignment premiums included in base pay and most pre-tax deductions. Bonuses, relocation expenses and most other reimbursements are generally excluded from covered compensation. Prior to 2020, participants vested in their ESOP accounts over a period of six years. Effective January 1, 2020, the vesting schedule was amended to provide for three-year ratable vesting of ESOP accounts for actively employed participants.

The value of vested account balances, subject to eligibility, vesting and distribution rules, are distributed to participants, generally only after their retirement from Parsons after attaining age 65 (or 62 if fully vested). Distributions will generally be in a series of installment payments over a number of years. Based on ESOP participants’ account balances and installment options, we expect distributions in the aggregate will generally be made ratably over three years. The number of installments is based on participant account balances at the time of distribution. In December 2020, the Board of Directors approved an amendment to the Employee Stock Ownership Plan to provide greater diversification rights to participants.  The amendment provides that, with respect to all diversifications elected or processed after January 1, 2021, the definition of a qualified participant shall mean a participant who has attained the age of 50 and who has completed at least 3 years of participation in the Plan and other criteria.  Each qualified participant shall generally be permitted to direct the Plan as to the diversification of 50% of the value of the eligible portion of the participant’s ESOP account.  In January 2021, the Board of Directors approved an amendment to the ESOP effective March 1, 2021 whereby distributions to participants in the ESOP were modified as follows: (1) the threshold amount of an ESOP participant’s balance to be eligible for a single lump sum distribution was increased from less than $20,000 to less than $500,000; (2) the threshold balance for a participant to be eligible to receive payment in two installments was increased from less than $40,000 to less than $750,000; and (3) the threshold balance for participants to receive payment in three or five annual installments was increased to $750,000 or more.  The changes were made to facilitate greater flexibility for eligible participants to receive their balances in fewer installments and to accelerate the increase in publicly traded float for our common stock. Participants who have already commenced receiving distributions from the ESOP will have the option of opting out of the new thresholds and maintaining their previously elected distributions. Participants Distributions prior to termination of employment or reaching retirement age (65 or 62 if fully vested) are generally not permitted, unless the participant dies. Participants who die prior to beginning their installments, and participants who receive conflict of interest distributions following termination of employment, are also paid in a lump sum.

With respect to cash dividends, if the Board declares and pays a cash dividend on shares of our common stock held in the ESOP and allocated to participant accounts, then, at the election of each participant, this dividend may either be paid currently to the participant either directly by us or through the ESOP or reinvested in our common stock and held in such participant’s account in the ESOP. Any such cash dividends to be paid currently to participants will be paid in cash. Dividends on shares of unallocated stock will not be distributed to the participant currently but will either be applied to pay off any ESOP loans or held in the ESOP. The ESOP currently does not have any ESOP loans.

As of January 2, 2021, participants who have attained age 50 and who have completed at least 3 years of participation in the ESOP are permitted to diversify a portion of their respective ESOP accounts over a period of 11 years. For each of the 11 plan years that a participant is allowed to diversify his or her accounts, the participant is permitted to diversify up to 50% of the value (as of the last day of the preceding plan year) of their vested diversification eligible ESOP account. This diversification election applies only to shares acquired by the ESOP after 1987, or the Diversification Eligible Shares. Shares acquired by the ESOP prior to 1987 are not eligible for this diversification election. In total, as of December 31, 2020, the ESOP held 19,241,796.9158 Diversification Eligible Shares. However, only 4,239,243.6523 shares are eligible for diversification in 2021. In January 2021, the Board approved an amendment to the ESOP which, for diversifications processed after January 1, 2021, will permit qualified participants to generally be permitted to direct the ESOP as to diversification of 50% of the value of the vested portion of the Participant’s ESOP account.  The definition of such a qualified Participant shall mean a Participant who has attained the age of 50 and who has completed at least 3 years of participation in the ESOP and other criteria.

ESOP distributions will be made in the form of shares of our common stock (other than distributions in respect of fractional shares, which will be made in cash) and will be available for sale into the public market, subject to compliance with applicable federal securities laws.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE

COMPENSATION

The Compensation Committee has reviewed and discussed the CD&A included in this proxy statement with members of management, and based on such review and discussions, the Compensation Committee recommended to the Board that the CD&A be included in this proxy statement.

THE COMPENSATION COMMITTEE
Steven F. Leer (Chair)
Gen. Darren W. McDew, USAF (Ret.)
Harry T. McMahon
Maj. Gen. Suzanne M. Vautrinot, USAF (Ret.) David C. Wajsgras

DIRECTOR COMPENSATION

Our Directors who are also our employees will not receive any additional compensation for their service on our Board, but we believe that attracting and retaining qualified non-employee Directors is critical to our future growth and governance.

Cash Compensation.    Effective for 2020, our non-employee Directors were eligible to receive the following cash compensation:

Component	Annual Amount
Annual Board Retainer	$100,000
Annual Lead Independent Director Additional Retainer	$35,000
Audit and Risk Committee Chair Additional Retainer	$20,000
Audit and Risk Committee Member Additional Retainer	$11,500
Compensation Committee Chair Additional Retainer	$18,000
Compensation Committee Member Additional Retainer	$8,000
Corporate Governance and Responsibility Committee Chair Additional Retainer	$15,000
Corporate Governance and Responsibility Committee Member Additional Retainer	$8,000
Special Meeting Fees (Per Meeting)	$2,000 (in person) $1,000 (telephonic)

Commencing in 2020, non-employee Directors were able to elect to receive all or a portion of their cash retainers (but not special meeting fees) in the form of fully vested shares of our common stock, which shares are issued on the first day of each calendar quarter, in advance (and, in the case of a newly-elected or appointed director, on the first day of his or her service for the then-current quarter). The number of shares to be issued is equal to (1) the cash retainer to be paid in the form of shares, divided by (2) the 60 trading day weighted average of our common stock, up to and including the last day of the preceding calendar quarter, rounded up to the nearest whole share. These shares are issued under our 2019 Incentive Award Plan.

Our non-employee Directors are eligible to defer the cash compensation paid to them by us (and any shares issued in satisfaction of cash retainers as described above) under the Fee Deferral Plan for Outside Directors of the Parsons Corporation (the “Fee Deferral Plan”). The Fee Deferral Plan allows a non-employee director to defer his or her annual retainer (and any shares issued in satisfaction of cash retainers as described above) until his or her termination of service or, if earlier, death. Deferred fees (or shares) will generally be payable in a lump sum or in five or ten installments. In the event of a change in control of the Company, all balances will be paid in a lump sum upon the change in control or as soon as practicable thereafter. Any shares deferred pursuant to such a deferral election will be issued in the form of a deferred fee award consisting of a number of restricted stock units under the Incentive Plan determined in accordance with the formula above and reflecting the director’s deferral election.

Long-Term Incentive Compensation.    The non-employee Directors are granted time-based RSUs under the 2019 Incentive Award Plan, as follows:

•	On January 1, 2020 and April 1, 2020, each non-employee director was granted such number of RSUs as is equal to (1) $40,000 divided by (2) the 60 trading day weighted average of our common stock, up to and including the last day of the preceding calendar quarter, rounded up to the nearest whole share.
•

From and after the date of the 2020 annual stockholders’ meeting, on the date of each annual stockholders’ meeting, each non-employee director will be granted such number of RSUs as is equal to (1) $160,000 (plus, with respect to the 2020 annual meeting, a prorated quarterly target dollar amount for the portion of the second quarter of 2020 preceding the date of the annual meeting), divided by (2) the 60 trading day weighted average of our common stock, up to and including the last day preceding the grant date, rounded up to the nearest whole share.

The RSUs will vest on the first anniversary of the date of grant. The RSUs will also vest upon a change in control (as defined in the 2019 Incentive Award Plan), or a non-employee director’s death or disability. Commencing in 2020, the non-employee Directors will also be eligible to make deferral elections with respect to such RSUs, with the deferral alternatives under the Fee Deferral Plan.

In April 2020, the Board approved the accelerated vesting of the outstanding RSUs held by Mr. Dahlberg in connection with his retirement from the Board, and Ms. Lundgren in connection with her departure from the Board, on April 21, 2020, and the amendment to existing Non-Employee Director Compensation Policy to provide for the prorated accelerated vesting of RSUs granted from and after April 21, 2020 to members of the Board upon their retirement from the Board.

The Compensation Committee reviews non-employee director compensation biennially.  In July 2020, the Compensation Committee reviewed non-employee director pay practices of our peer group. For information on our peer group, see Assessing Compensation Competitiveness in the Compensation Discussion and Analysis.  No changes were made following the July 2020 review.

Director Ownership Guidelines

We adopted stock ownership guidelines in January 2020, as the Board believes that it is important to link the interests of Directors to those of our stockholders.  The stock ownership guidelines require our non-employee Directors to accumulate and hold a minimum number of shares of Parsons common stock within five years of the later of (1) the effective date of the policy or (2) the date of appointment to the Board. The specific Parsons stock ownership guidelines for our non-employee Directors is 5X their annual retainer.

For our non-employee Directors, shares of our common stock that count towards satisfaction of this guideline include (1) common stock directly owned by the non-employee director or immediate family member (2) common stock owned indirectly if the individual has an economic interest in the shares (beneficial ownership as defined in Rule 13d-3 and reported in the proxy) (3) unvested restricted stock or RSUs, and (4) vested units held in deferral accounts under the Share Value Retirement Plan (“SVRP”), which was a plan under which Directors received grants (similar to phantom equity) prior to IPO.

Value of ownership will be measured by reference to the trailing 60 trading day weighted average of the Parsons common stock, up to and including last day of the calendar year; compliance will be evaluated annually.

Our non-employee Directors are currently in compliance, either by meeting their Director ownership requirement, or Directors by having made sufficient progress toward their ownership requirement based on time in role.

The following table contains information concerning the compensation of our non-employee Directors in fiscal 2020.

DIRECTOR COMPENSATION TABLE
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	Total ($)
Kenneth C. Dahlberg (2)	59,750	84,949	—	144,699
Mark K. Holdsworth	122,000	238,810	—	360,810
Steven F. Leer	128,500	238,810	—	367,310
Letitia A. Long (3)	94,625	153,861	—	248,486
Tamara L. Lundgren (2)	59,000	84,949	—	143,949
General Darren W. McDew, USAF (ret) (4)	62,000	156,675	—	218,675
James F. McGovern (5)	147,000	238,810	27,379	413,189
Harry T. McMahon	124,500	238,810	—	363,310
M. Christian Mitchell	135,000	238,810	—	373,810
Major General Suzanne M. Vautrinot, USAF (ret)	123,750	238,810	—	362,560
David C. Wajsgras (4)(5)(6)	62,750	156,675	9	219,434

(1)

For 2020, this column represents the aggregate grant date fair value, calculated in accordance with FASB ASC Topic 718, of stock awards granted to the non-employee Directors. Amounts do not correspond to the actual value that will be realized by the non-employee Directors. The Directors grant date fair value as calculated under FASB ASC Topic 718 of the stock awards is determined by multiplying our share price on the date of grant by the number of shares subject to the award. For additional information on the valuation assumptions used in the calculation of these amounts, refer to note 6 to the financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, as filed with the SEC. The table below forth the aggregate number of unvested RSUs held by each non-employee director as of December 31, 2020.

(2)	Mr. Dahlberg and Ms. Lundgren resigned from the Board effective April 21, 2020.
(3)	Ms. Long was elected to the Board on April 21, 2020.
(4)	General McDew and Mr. Wajsgras were elected to the Board effective June 24, 2020.
(5)	Mr. McGovern and Mr. Wajsgras deferred fees earned in fiscal year 2020.
(6)

Mr. Wajsgras chose to receive $59,750 of fees earned in fiscal year 2020 in the form of fully vested shares of our common stock and received 1,656 shares. The amount of the director fees that Mr. Wajsgras elected to receive in the form of shares is reflected in the “Fees Earned or Paid in Cash” column.

Name	Unvested RSUs
Kenneth C. Dahlberg	—
Mark K. Holdsworth	5,871
Steven F. Leer	5,871
Letitia Long	4,540
Tamara L. Lundgren	—
General Darren W. McDew, USAF (ret)	4,540
James F. McGovern	5,871
Harry T. McMahon	5,871
M. Christian Mitchell	5,871
Major General Suzanne M. Vautrinot, USAF (ret)	5,871
David C. Wajsgras	4,540

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2020 regarding compensation plans under which our equity securities are authorized for issuance.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by security holders(1)	—	—	1,872,968 (2)
Equity compensation plans not approved by security holders	929,990 (3)	—	9,906,182 (4)

(1)	Consists of the 2020 Employee Stock Purchase Plan.
(2)

Amount represents 1,872,968 shares remaining available for future issuance under the 2020 Employee Stock Purchase Plan (of which 78,117 shares were purchased pursuant to the offering period that ended on December 31, 2020).

(3)

Amount represents the sum of (a) 563,358 shares of common stock subject to outstanding RSU and PSU awards under the 2019 Incentive Plan (with PSU awards reflected at “target” levels), plus (b) 69,181 shares of common stock issuable upon the vesting of outstanding RSU awards under our RAU Plan, and 297,451 shares of common stock issuable upon the vesting of outstanding PSU awards at “target” levels granted in 2019 under our LTGP. This amount does not include shares of common stock under outstanding RSU awards granted under our RAU Plan that vested on December 31, 2020. Awards granted in 2019 under the RAU Plan and LTGP may be settled in shares of common stock, but, as of December 31, 2020, the maximum number of shares potentially issuable pursuant to outstanding awards granted in 2019 under the RAU Plan and the LTGP was 664,083 shares of common stock in the aggregate (assuming settlement of LTGP awards at “maximum” levels). No additional awards will be granted under the RAU Plan and LTGP and awards granted prior to 2019 are cash-settled only. For more information about our RAU Plan and LTGP, please see “Compensation Discussion and Analysis – Long-Term Incentives” above.

(4)

Amount represents 9,906,182 shares remaining available for future issuance under the 2019 Incentive. The number of shares of our common stock reserved for issuance under awards granted pursuant to the 2019 Incentive Plan is equal to (1) 11,700,000 shares, less (2) any shares issued pursuant to awards granted during 2019 under the LTGP or the RAU Plan. In no event will more than 11,700,000 shares be issued pursuant to awards under the 2019 Incentive Plan or the LTGP or the RAU Plan. Awards granted in 2019 under the RAU Plan and LTGP will be settled in shares of common stock, and, as of December 31, 2020, the maximum number of shares potentially issuable pursuant to outstanding awards granted in 2019 under the RAU Plan and the LTGP was 664,083 shares in the aggregate (assuming settlement of LTGP awards at “maximum” levels). No additional awards will be granted under the RAU Plan and LTGP, and awards granted prior to 2019 are cash-settled only. The number reflected in this column assumes that the maximum number of shares issuable under the awards granted in 2019 under the RAU Plan and the LTGP Plan outstanding at December 31, 2020 will be settled in shares. However, in the event any of such awards are forfeited, they will no longer reduce the share reserve under the 2019 Incentive Plan. Awards granted in 2019 under the RAU Plan and LTGP may be settled in shares of common stock, but, as of December 31, 2020, in no event will more than 664,083 shares of common stock in the aggregate be issued under such plans. No additional awards will be granted under the RAU Plan and LTGP. For more information about our RAU Plan and LTGP, please see “Compensation Discussion and Analysis – Long-Term Incentives” above.

AUDIT AND RISK COMMITTEE REPORT

The Audit and Risk Committee is composed of five Directors identified below, each of whom is an independent Director as defined by the applicable SEC directors rules and the NYSE listing standards. Mr. Mitchell, the Chair of the Audit and Risk Committee, Mr. Leer and Mr. Wajsgras have been designated by the Board as “audit committee financial experts” under applicable SEC rules. The following is the report of the Audit and Risk Committee with respect to the Company’s audited financial statements as of and for the year ended December 31, 2020 and the notes thereto.

The Audit and Risk Committee is responsible for assisting the Board in fulfilling its oversight responsibilities relating to, among other things, the Company’s accounting, auditing, and financial reporting processes, internal controls, compliance with legal and regulatory requirements and its code of ethics and risk management, as discussed more fully in the Audit and Risk Committee charter, a copy of which is available on our website, www.parsons.com. In accordance with its charter, the Audit and Risk Committee appoints the Company’s independent registered public accounting firm, PwC, subject to stockholder ratification, and conducts an annual review of its performance. In addition, the Audit and Risk Committee pre-approves all audit and permissible non-audit services provided by PwC, and the fees for those services. The Audit and Risk Committee also oversees the Company’s internal audit function, including its annual audit plan, budget, and staffing. As part of its oversight role, the Audit and Risk Committee meets throughout the year, separately and together, with each of management, the Company’s internal auditors, and PwC.

Management has the primary responsibility for the Company’s financial statements and accounting and reporting processes, including the systems of internal accounting control. PwC is responsible for performing an independent audit of the consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (“PCAOB”), and rendering opinions on whether the financial statements are in conformity with accounting principles generally accepted in the United States and the effectiveness of the Company’s internal control over financial reporting.

The Audit and Risk Committee has reviewed and discussed with management of the Company and PwC, the audited consolidated financial statements of the Company for the year ended December 31, 2020 (the “Audited Financial Statements”), and their assessment of the effectiveness of internal control over financial reporting. The Audit and Risk Committee also reviewed any significant audit findings identified by PwC, and those identified by the Company’s internal auditors as well as management’s responses thereto. In addition, the Audit and Risk Committee discussed with PwC the matters required to be discussed under PCAOB Auditing Standard No. 1301, Communications with Audit Committees.

The Audit and Risk Committee has also: (i) considered whether non-audit services provided by PwC are compatible with its independence; (ii) received the written disclosures and the letter from PwC required by the applicable requirements of the PCAOB regarding PwC’s communications with the Audit and Risk Committee concerning independence; and (iii) discussed with PwC its independence.

Based on the reviews and discussions described above, the Audit and Risk Committee recommended to the Board that the Audited Financial Statements be included in our Annual Report on Form 10-K for the year ended December 31, 2020 for filing with the SEC.

THE AUDIT AND RISK COMMITTEE
M. Christian Mitchell (Chair)
Steven F. Leer Letitia A. Long Harry T. McMahon David C. Wajsgras

PRE-APPROVAL OF SERVICES BY INDEPENDENT REGISTERED ACCOUNTING FIRM

The Audit and Risk Committee pre-approves all audit, audit-related, tax, and other services performed by our independent auditors. The Audit and Risk Committee pre-approves specific categories of services up to pre-established fee thresholds. Unless the type of service had previously been pre-approved, the Audit and Risk Committee must approve that specific service before the independent auditors may perform it. In addition, separate approval is required if the amount of fees for any pre-approved category of service exceeds the fee thresholds established by the Audit and Risk Committee. The Audit and Risk Committee has delegated to the chair of the Committee pre-approval authority with respect to permitted services, provided that the chair must report any pre-approval decisions to the Audit and Risk Committee at its next scheduled meeting. All fees described below were pre-approved by the Audit and Risk Committee.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES

Audit Fees

The following table presents the Company’s fees for services performed by its principal accounting firm, PwC, during fiscal years 2020 and 2019.

(Amounts in thousands)	2020	2019
Audit fees(1)	$5,548	$4,676
Audit-related fees(2)	—	—
Tax fees(3)	—	—
All other fees	12	5
Total	$5,560	$4,681

(1)	Audit fees principally include those for services related to the audit and quarterly reviews of the Company’s consolidated financial statements and consultation on accounting matters.
(2)

Audit-related fees principally include those for services related to accounting consultations in connection with the Company’s potential implementation and operation of its financial management systems.

(3)	Tax fees principally include domestic and foreign tax compliance and advisory services.

PROPOSAL 2: RATIFICATION OF APPOINTMENT OF ACCOUNTANTS

The Audit and Risk Committee has appointed PwC as the independent auditors to perform an integrated audit of the Company for the year ending December 31, 2021. PwC served as our independent auditors for the year ended December 31, 2020. Stockholder approval of the appointment is not required.

The Board believes that obtaining stockholder ratification of the appointment is a sound corporate governance practice. If the stockholders do not vote on an advisory basis in favor of PwC, the Audit and Risk Committee will reconsider whether to hire the firm and may retain PwC or hire another firm without resubmitting the matter for stockholders to approve. The Audit and Risk Committee retains the discretion at any time to appoint a different independent auditor.

Representatives of PwC are expected to be present at the annual meeting, available to respond to appropriate questions, and will have the opportunity to make a statement if they desire.

The Board of Directors recommends a vote FOR ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the Company for fiscal year 2021.

PROPOSAL 3: ADVISORY VOTE ON COMPANY’S EXECUTIVE COMPENSATION

As required by Section 14A of the Exchange Act, the Company is providing stockholders with a non-binding advisory vote on the compensation of our named executive officers, as disclosed in the CD&A, the accompanying compensation tables, and the related narrative disclosure in this proxy statement. Although this vote is advisory, the Board and the Compensation Committee value the opinions of our stockholders and will review and consider the voting results when making future compensation decisions for our named executive officers.

As described in detail under the CD&A, our compensation programs are designed to attract, motivate, and retain executives of outstanding ability to meet and exceed the demands of our clients, focus management on optimizing stockholder value and fostering an ownership culture, create appropriate rewards for outstanding performance and penalties for underperformance, and provide competitive rewards that foster collaboration by rewarding executives for their contribution to our overall performance and financial success while determining and allocating incentives based on our performance as a whole in recognition of the spirit and culture of collaboration that has defined us throughout our history. Accordingly, the Board submits the following resolution for a stockholder vote at the 2020 Annual Meeting:

RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in the CD&A, the accompanying compensation tables, and the related narrative disclosure in the Company’s proxy statement for the 2021 Annual Meeting.

The Board of Directors recommends a vote FOR the approval, on an advisory basis, of the compensation of our named executive officers as disclosed in the Compensation Discussion & Analysis of this proxy statement.

OTHER BUSINESS

The Board is not aware of any other matters to be presented at the annual meeting. If any other matter proper for action at the meeting should be presented, the holders of the accompanying proxy will vote the shares represented by the proxy on such matter in accordance with their best judgment. If any matter not proper for action at the meeting should be presented, the holders of the proxy will vote against consideration of the matter or the proposed action.

By order of the Board of Directors,

Charles L. Harrington

Centreville, Virginia

March 10, 2021

IMPORTANT INFORMATION ABOUT ANNUAL MEETING AND PROXY PROCEDURES

The Board is soliciting proxies to be used at the Annual Meeting of Stockholders to be held on April 20, 2021, beginning at 9:00 a.m. (EDT).  The meeting will be held virtually at virtualshareholdermeeting.com/PSN2021.

Why am I receiving these proxy materials?

You have received these proxy materials because our Board is soliciting your proxy to vote your shares at the annual meeting. As a stockholder, you are invited to attend the annual meeting and are requested to vote on the items of business described in this proxy statement. This proxy statement includes information that we are required to provide to you under SEC rules and describes issues on which we would like you to vote at our Annual Meeting of Stockholders. It also gives you information on these issues so that you can make an informed decision. The proxy materials include our proxy statement for the annual meeting, our annual report to stockholders, which includes our Annual Report on Form 10-K for the year ended December 31, 2020 and the proxy card, or a voting instruction card, for the annual meeting.

Our Board has made this proxy statement and proxy card available to you on the Internet because you own shares of Class A common stock of the Company.

If you submit a proxy by using the Internet, by calling or by signing and returning the proxy card, you will appoint Charles L. Harrington and Michael R. Kolloway (with full power of substitution) as your representatives at the annual meeting. They will vote your shares at the annual meeting as you have instructed them or, if an issue that is not on the proxy card comes up for vote, in accordance with his or her best judgment. By submitting a proxy, you can ensure your shares will be voted whether or not you attend the annual meeting. Even if you plan to attend the virtual annual meeting, we encourage you to submit a proxy in advance by using the Internet, by calling or by signing and returning your proxy card. If you vote by Internet or by calling, you do not need to return your proxy card.

Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

Pursuant to the “Notice and Access” rules adopted by the SEC, we have elected to provide access to our proxy materials over the Internet at www.proxyvote.com. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials to our stockholders. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice of Internet Availability of Proxy Materials or request to receive an electronic copy or printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request an electronic copy or printed copy may be found in the Notice of Internet Availability of Proxy Materials. In addition, stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis if you submit your request in writing at proxyvote.com, or by email to sendmaterial@proxyvote.com, or by phone at 1-800-579-1639. We encourage stockholders to take advantage of the availability of the proxy materials on the Internet to help reduce the impact to the environment.

How do I attend the virtual annual shareholders’ meeting?

Information for attending the virtual annual meeting are provided in the Notice Regarding the Availability of Proxy Materials sent to all stockholders of record as of February 19, 2021.

Who is entitled to vote at the annual meeting?

Holders of the Company’s common stock are entitled to vote at the annual meeting. The Board has established the record date for the annual meeting as February 19, 2021. Only holders of record of the Company’s common stock on the record date are entitled to receive notice of the meeting and to vote at the meeting.

How many shares must be present to hold the annual meeting?

In order for us to lawfully conduct business at the annual meeting, the holders of stock representing a majority of the voting power of all shares issued and outstanding and entitled to vote at the meeting must be present in person or represented by proxy. This is referred to as a quorum.

How many shares may I vote?

On February 19, 2021, 102,360,662 shares of our common stock were outstanding. Each share of Class A common stock is entitled to one vote, and stockholders do not have the right to cumulate their votes for the election of Directors.

What am I voting on and what are the Board’s recommendations?

Proposal	Description	Board’s Voting Recommendation	Page Reference

No. 1	Election of four director nominees	FOR each nominee	6

No. 2	Ratification of appointment of PricewaterhouseCoopers LLP (“PwC”) as the Company’s independent registered accounting firm for fiscal year 2021	FOR	64

No. 3	A non-binding advisory vote on the compensation program for the Company’s named executive officers, as disclosed in the Compensation Discussion and Analysis (“CD&A”) of the proxy statement	FOR	65

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

If your shares are registered directly in your name with the Company’s registrar and transfer agent, Computershare, you are considered a “stockholder of record” with respect to those shares. In this case, we mailed the proxy materials and our annual report to you directly.

If your shares are held in a brokerage account or bank, you are considered the “beneficial owner” of those shares, which are held in “street name.” In this case, the proxy materials and our annual report were forwarded to you by your broker or bank. As the beneficial owner, you have the right to direct your broker or bank how to vote your shares by following the voting instructions included in the mailing.

What is the procedure for voting?

If you are a stockholder of record of common stock, you can vote your shares at the annual meeting by attending the virtual meeting and completing a ballot pursuant to the instructions contained in the Notice provided to all stockholders of records as of February 19, 2021.  The information is contained in the sections entitled “How to Access the Proxy Materials” and “How to Vote”.  You can also give a proxy to be voted at the annual meeting in one of three ways: (1) over the telephone by calling a toll-free number provided on the enclosed proxy card, (2) electronically via the Internet as described in the enclosed proxy card, or (3) date, sign, and complete the proxy card and return it in the enclosed envelope, which requires no postage stamp if mailed in the United States.

Can I change my proxy?

You may revoke your proxy before it is voted at the annual meeting by delivering a signed revocation letter to the Secretary of the Company at 5875 Trinity Parkway #300, Centreville, Virginia 20120, or by submitting a new proxy, dated later than your first proxy, in one of the ways described in the answer to the previous question. If you are attending in person and have previously mailed your proxy card, you may revoke your proxy and vote in person at the meeting.

Can other matters be decided at the annual meeting?

The Board is not aware of any other matters to be presented at the annual meeting. If any other matter proper for action at the meeting should be presented, the holders of the accompanying proxy will vote the shares represented by the proxy on such matter in accordance with their best judgment. If any matter not proper for action at the meeting should be presented, the holders of the proxy will vote against consideration of the matter or the proposed action.

What if I am a stockholder of record and do not provide voting instructions when returning a proxy?

Stockholders should specify their choice for each matter on the proxy card. Proxies that are signed and returned but do not contain voting instructions will be voted:

•	FOR the election of all director nominees as set forth in this proxy statement;
•	FOR the ratification of the appointment of PwC as the Company’s independent registered accounting firm for fiscal 2021;
•	FOR the approval, on a non-binding, advisory basis, of the compensation of our named executive officers;

What if I am a beneficial owner and do not give voting instructions to my broker?

If your shares are held by a broker in “street name,” your brokerage firm may vote your shares on certain “routine” matters if you do not provide voting instructions. The ratification of an independent registered public accounting firm is an example of a routine matter. If you do not provide voting instructions, your brokerage firm may either vote your shares on routine matters or leave your shares unvoted. When a brokerage firm votes its customers’ shares on a routine matter without receiving voting instructions, these shares are counted both for establishing a quorum to conduct business at the meeting and in determining the number of shares voted for or against the routine matter. A brokerage firm cannot vote your shares on non-routine matters, such as the election of Directors, and advisory vote on executive compensation. If your brokerage firm has not received voting instructions on a non-routine matter, these shares will be considered “broker non-votes” to the extent that the brokerage firm submits a proxy.

How are abstentions and broker non-votes counted?

Abstentions will be treated as present for purposes of determining a quorum but will not be included in vote totals. Abstentions will have the effect of a vote “against” each of the proposals, other than for the election of Directors whereby abstentions will not affect the outcome.

Broker non-votes are counted for purposes of establishing a quorum. Broker non-votes will have no effect on the outcome of the non-routine proposals. For the routine proposal, the ratification of an independent registered public accounting firm, discretionary voting by a broker is permitted.

Who will count the votes?

A representative from Broadridge Financial Services will tabulate the votes and act as the inspector of election for the annual meeting.

Who will bear the costs of soliciting votes for the annual meeting?

We will bear all costs of soliciting proxies. Pursuant to rules adopted by the SEC, we have elected to deliver a notice of Internet availability of proxy materials to stockholders and provide Internet access to those proxy materials. Stockholders may obtain paper copies of the proxy materials free of charge by following the instructions provided in the notice of Internet availability of proxy materials.

When will the Company announce the voting results?

The preliminary voting results will be announced at the annual meeting. The Company will report the final results on our website and in a Current Report on Form 8-K filed with the SEC.

Can I receive a copy of the Annual Report?

The annual report of the Company on Form 10-K for the year ended December 31, 2020 is being furnished concurrently with this proxy statement to persons who were stockholders of record as of February 19, 2021, the record date for the annual meeting.

What is “householding” and how does it affect me?

In some cases, stockholders holding their shares in a brokerage or bank account who share the same surname and address and have not given contrary instructions are receiving only one copy of our annual report on Form 10-K and this proxy statement. This reduces the volume of duplicate information received at your household and helps to reduce costs. If you would like to have additional copies of these documents mailed to you, if you want to receive separate copies of the proxy statement, annual report to stockholders, or Notice of Internet Availability of Proxy Materials in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact Broadridge Householding Department, by writing Broadridge Householding Department at 51 Mercedes Way, Edgewood, NY 11717 or calling their toll free number, (866) 540-7095.

How do I submit a proposal for action at the annual of meeting of stockholders in 2022?

Under applicable SEC rules and regulations, the Company will review for inclusion in next year’s proxy statement stockholder proposals received by November 10, 2021. Proposals should be sent to the Secretary of the Company at 5875 Trinity Parkway #300, Centreville, Virginia 20120.

Pursuant to our amended and restated bylaws, stockholder proposals not included in next year’s proxy statement may be brought before the 2021 Annual Meeting of Stockholders by a stockholder of the Company who is entitled to vote at the meeting, who has given a written notice to the Secretary of the Company at 5875 Trinity Parkway #300, Centreville, Virginia 20120 containing certain information specified in the amended and restated bylaws and who was a stockholder of record at the time such notice was given.

Such notice must be delivered to or mailed and received at the address in the preceding paragraph no earlier than December 21, 2021 and no later than January 20, 2022, except that if the date of the 2022 Annual Meeting of Stockholders is more than thirty days before or more than sixty days after the one-year anniversary of the 2021 Annual Meeting, such notice must be delivered at the address no later than the close of business on the later of (i) the ninetieth day prior to the new date of such annual meeting and (ii) the tenth day following the day on which a public announcement of the new date of such annual meeting is first made.

APPENDIX A

RECONCILIATION OF NON-GAAP METRICS

A reconciliation of net income (loss) attributable to Parsons Corporation to adjusted EBITDA is set forth below (in thousands).

	December 31, 2020	December 31, 2019	December 31, 2018
Net income attributable to Parsons Corporation	$98,541	$120,534	$222,337
Interest expense, net	20,169	22,429	18,132
Income tax expense (benefit)	42,492	(69,886)	20,367
Depreciation and amortization	127,980	125,700	69,869
Net income attributable to noncontrolling interests	20,380	16,594	17,099
Litigation-related expenses (income) (a)	—	—	(129,674)
Amortization of deferred gain resulting from sale-leaseback transactions (b)	—	—	(7,253)
Equity-based compensation	9,785	65,744	16,487
Transaction-related costs (c)	19,922	34,353	12,942
Restructuring (d)	2,193	3,424	—
Other (e)	1,159	6,155	5,938
Adjusted EBITDA	$342,621	$325,047	$246,244

(a)

Fiscal 2018 reflects a reversal of an accrued liability, with $55.1 million recorded to revenue and $74.6 million recorded to other income in our results of operations related to a judgment entered against the Company in 2014 in connection with a lawsuit against a joint venture in which the Company is the managing partner. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Annual Report on Form 10-K for a description of this matter, which was resolved in favor of the Company on June 13, 2018.

(b)

Reflects recognized deferred gains related to sales-leaseback transactions described in “Note 10-Sale-Leasebacks” in the notes to our consolidated financial statements included elsewhere in the Annual Report on Form 10-K.

(c)	Reflects costs incurred in connection with acquisitions, IPO, and other non-recurring transaction costs, primarily fees paid for professional services and employee retention.
(d)	Reflects costs associated with and related to our corporate restructuring initiatives.
(e)	Includes a combination of gain/loss related to sale of fixed assets, software implementation costs, and other individually insignificant items that are non-recurring in nature.

Adjusted EBITDA is a supplemental measure of our operating performance included in the Annual Report on Form 10-K because it is used by management and our Board of Directors to assess our financial performance both on a segment and on a consolidated basis. We discuss adjusted EBITDA because our management uses this measure for business planning purposes, including to manage the business against internal projected results of operations and to measure the performance of the business generally. Adjusted EBITDA is frequently used by analysts, investors and other interested parties to evaluate companies in our industry.

Adjusted EBITDA is not a U.S. GAAP measure of our financial performance or liquidity and should not be considered as an alternative to net income as a measure of financial performance or cash flows from operations as measures of liquidity, or any other performance measure derived in accordance with U.S. GAAP. We define adjusted EBITDA as net income attributable to Parsons Corporation, adjusted to include net income attributable to noncontrolling interests and to exclude interest expense (net of interest income), provision for income taxes, depreciation and amortization and certain other items that we do not consider in our evaluation of ongoing operating performance. These other items include, among other things, impairment of goodwill, intangible and other assets, interest and other expenses recognized on litigation matters, amortization of deferred gain resulting from sale-leaseback transactions, expenses incurred in connection with acquisitions and other non-recurring transaction costs, equity-based compensation, and expenses related to our corporate restructuring initiatives. Adjusted EBITDA should not be construed as an inference that our future

A-1

results will be unaffected by unusual or non-recurring items. Additionally, adjusted EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not reflect tax payments, debt service requirements, capital expenditures and certain other cash costs that may recur in the future, including, among other things, cash requirements for working capital needs and cash costs to replace assets being depreciated and amortized. Management compensates for these limitations by relying on our U.S. GAAP results in addition to using adjusted EBITDA supplementally. Our measure of adjusted EBITDA is not necessarily comparable to similarly titled captions of other companies due to different methods of calculation.

The following table shows adjusted EBITDA attributable to Parsons Corporation for each of our reportable segments and adjusted EBITDA attributable to noncontrolling interests:

	Fiscal Year Ended
(U.S. dollars in thousands)	December 31, 2020	December 31, 2019	December 31, 2018
Federal Solutions adjusted EBITDA attributable to Parsons Corporation	$167,340	$169,100	$121,986
Critical Infrastructure adjusted EBITDA attributable to Parsons Corporation	154,528	138,851	106,851
Adjusted EBITDA attributable to noncontrolling interests	20,753	17,096	17,407
Total adjusted EBITDA	$342,621	$325,047	$246,244

See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Segment Results,” and “Note 21—Segments Information” in the notes to our consolidated financial statements included elsewhere in the Annual Report on Form 10-K for further discussion regarding our segment adjusted EBITDA attributable to Parsons Corporation.

(2)	Net Income Margin is calculated as net income including noncontrolling interest divided by revenue in the applicable period.
(3)	Adjusted EBITDA Margin is calculated as adjusted EBITDA divided by revenue in the applicable period.

A-2

PARSONS PARSONS CORPORATION  5875 TRINITY PARKWAY, SUITE 300 CENTREVILLE, VA 20120 VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on April 19, 2021 for shares held directly and by 11:59 p.m. Eastern Time on April 15, 2021 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/PSN2021 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on April 19, 2021 for shares held directly and by 11:59 p.m. Eastern Time on April 15, 2021 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.  TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: D29800-P48512 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. PARSONS CORPORATION For All Withhold All For All Except To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below. 1. Election of Directors Nominees: 01) Mark K. Holdsworth 02) Steven F. Leer 03) M. Christian Mitchell 04) David C. Wajsgras The Board of Directors recommends you vote "FOR" proposals 2 and 3. For Against Abstain 2. Ratification of appointment of PricewaterhouseCoopers LLP as the Company's independent registered accounting firm for fiscal year 2021.3. To approve, by non-binding advisory vote, the compensation program for the Company's named executive officers, as disclosed in the Compensation Discussion and Analysis of the proxy statement. NOTE: The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned Stockholder(s). If no direction is made, this proxy will be voted FOR items 1, 2 and 3. If any other matters properly come before the meeting or if cumulative voting is required, the person named in this proxy will vote in their discretion. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Form 10-K Wrap are available at www.proxyvote.com. D29801-P48512 PARSONS CORPORATION Annual Meeting of Stockholders April 20, 2021 This proxy is solicited by the Board of Directors The undersigned hereby appoints Charles L. Harrington and Michael R. Kolloway, or either of them, as proxies, each with the power to appoint to substitute each, and hereby authorizes them to represent and to vote, as designated on the reverse side of the this ballot, all of the shares of Common Stock of Parsons Corporation that the stockholders are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 a.m., Eastern Time on April 20, 2021, virtually at www.virtualshareholdermeeting.com/PSN2021, and any adjournment or postponement thereof. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR PROPOSALS 2 AND 3. PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE. Continued and to be signed on reverse side